Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ABB LTD,

BROCK ACQUISITION CORPORATION

AND

BALDOR ELECTRIC COMPANY

DATED AS OF NOVEMBER 29, 2010

i

EXHIBIT A.1 – List of Company Officers

EXHIBIT A.2 – List of Parent and Merger Sub Officers

AGREEMENT AND PLAN OF MERGER (including the exhibits and disclosure schedules attached hereto, this “Agreement”), dated as of November 29, 2010, by and among ABB Ltd, a corporation organized under the Laws of Switzerland (“Parent”), Brock Acquisition Corporation, a Missouri corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Baldor Electric Company, a Missouri corporation (the “Company”). Each of Parent, Merger Sub and the Company are referred to herein as a “Party” and together as “Parties”.

WHEREAS, it is proposed that Merger Sub commence a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.10 per share, of the Company (“Company Common Stock”), at a price of Sixty-Three Dollars and Fifty Cents ($63.50) per share of Company Common Stock, net to the holder thereof in cash (such amount, or any different amount per share of Company Common Stock that may be paid pursuant to the Offer in accordance with the terms hereof, being hereinafter referred to as the “Offer Price”), upon the terms and subject to the conditions set forth herein;

WHEREAS, it is further proposed that following the consummation of the Offer, Merger Sub will merge with and into the Company, with the Company as the surviving corporation in the merger (the “Merger”), and each share of Company Common Stock that is not tendered and accepted pursuant to the Offer will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth herein;

WHEREAS, the respective boards of directors of Parent and Merger Sub have each unanimously (i) determined that it is in the best interests of Parent and Merger Sub and of their respective shareholders for Merger Sub to consummate the Offer and the Merger and (ii) approved the Merger, in each case on the terms and subject to the conditions set forth in this Agreement, and the respective boards of directors of Parent and Merger Sub have each unanimously approved this Agreement; and

WHEREAS, the board of directors of the Company (the “Company Board”) (i) has unanimously determined that each of this Agreement and the transactions contemplated hereby, including the Offer and the Merger, is advisable, and fair to, and in the best interests of, the Company and the shareholders of the Company, (ii) has unanimously authorized and approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth herein, and (iii) has unanimously resolved to recommend that the holders of Company Common Stock (collectively, the “Company Shareholders”) accept the Offer, tender their shares of Company Common Stock to Merger Sub pursuant to the Offer and, if required by the General and Business Corporation Law of Missouri (the “MGBCL”), approve this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINED TERMS AND INTERPRETATION

Section 1.1 Certain Definitions. For purposes of this Agreement, the term:

(a) “Acceptable Confidentiality Agreement” shall mean a customary confidentiality agreement on terms not more favorable in any material respect to the counterparty thereto than those contained in the NDA.

(b) “Acquisition Proposal” shall mean any proposal or offer relating to (i) the acquisition (including through any tender or exchange offer, as such terms are defined under the Exchange Act), directly or indirectly, by any Third Party of twenty percent (20%) or more of the Equity Interests (whether currently outstanding or to be issued in connection with such proposal or offer) in the Company (by vote or by value), (ii) any merger, consolidation, business combination, reorganization, share exchange or similar transaction involving the Company, (iii) any sale of assets, equity investment, joint venture, liquidation, dissolution or other transaction that would, directly or indirectly, result in any Third Party acquiring assets (including capital stock of or any interest in any Company Subsidiary) representing, directly or indirectly, twenty percent (20%) or more of the net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, or (iv) any combination of the foregoing.

(c) “Affiliate” shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, where “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or otherwise.

(d) “Antitrust Laws” shall mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and the Laws of any other jurisdiction that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or which prescribe requirements or procedures for the review by a Governmental Entity of competition-related aspects of mergers or acquisitions.

(e) “Blue Sky Laws” shall mean state securities or “blue sky” Laws.

(f) “Business Day” shall mean any day other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.

(g) “CFIUS” shall mean the Committee on Foreign Investment in the United States.

(h) “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

(i) “Company Articles of Incorporation” shall mean the Restated Articles of Incorporation of the Company, as amended as of May 2, 1998.

(j) “Company By-laws” shall mean the By-laws of the Company, effective as of May 2, 1980, as amended through November 29, 2010 as contemplated by Section 2.3(a)(iii) hereof.

(k) “Company Credit Agreement” shall mean that certain Credit Agreement between the Company and BNP Paribas, as Administrative Agent, dated January 31, 2007, as amended.

(l) “Company Disclosure Schedule” shall mean the disclosure schedule delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (it being understood that (i) any matter disclosed in any section of the Company Disclosure Schedule shall be deemed to be disclosed in any other section of the Company Disclosure Schedule to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to such other section, other than any matters required to be disclosed for purposes of Section 5.2 (Capitalization), which matters shall be specifically disclosed in Section 5.2 of the Company Disclosure Schedule and (ii) the disclosure of any matter or item in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or “Company Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, have a Company Material Adverse Effect).

(m) “Company Material Adverse Effect” shall mean any change, event, circumstance or occurrence that, individually or taken together with other changes, events, circumstances or occurrences, has, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole; provided that any change, event, circumstance or occurrence to the extent resulting from any of the following after the date hereof shall not constitute a Company Material Adverse Effect or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) changes affecting the economy or financial or capital markets in the United States or elsewhere in the world generally; (ii) changes or prospective changes in GAAP or in Law, or any interpretation or enforcement thereof after the date hereof; (iii) acts of God, calamities, national political or social conditions including the engagement by any country in hostilities, or the escalation or worsening thereof; (iv) changes that are the result of factors generally affecting the principal industries in which the Company and the Company Subsidiaries conduct their businesses; (v) the fact that the Company has failed to meet any estimates, projections or forecasts for any period; (vi) any decline in the trading price or trading volume of (A) Company Common Stock on the NYSE or (B) any of the Company’s publicly traded debt securities; (vii) changes (including any loss of employees or any loss of, or any disruption in, customer, distributor, dealer, supplier, partner or similar relationships) resulting from the announcement or pendency of the Offer, or the entry into, announcement or performance of this Agreement or the consummation of the transactions contemplated by the Agreement; (viii) (A) any action taken by the Company or any of the Company Subsidiaries at Parent’s written request, (B) any action expressly required to be taken by the Company or any of the Company Subsidiaries pursuant to this Agreement or (C) the failure to take any action by the Company or any of the Company Subsidiaries if that action is expressly prohibited by this Agreement; or (ix) any change or announcement of a potential change in the credit rating of the Company or any of the Company Subsidiaries or any of their securities; provided, however, that changes set forth in clauses (i), (ii), (iii) and (iv) above shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur but only to the extent that such changes have a disproportionate adverse impact on the Company and the Company Subsidiaries, taken as a whole, relative to the other participants in the principal industries in which the Company and the Company Subsidiaries conduct their businesses; provided, further, that the underlying causes of any change, event or circumstance set forth in clauses (v), (vi) and (ix) shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur.

(n) “Company Option” shall mean any option to acquire Company Common Stock issued or granted pursuant to any Company Stock Plan.

(o) “Company Stock Plans” shall mean all employee and director stock plans or arrangements of the Company and all individual consultant, employee, director or other Contracts that provide for any Company Options, Company Stock Units, or any other right of any kind to receive shares of Company Common Stock or benefits measured by the value of a number of shares of Company Common Stock, or any other award of any kind consisting of shares of Company Common Stock (including stock appreciation rights, restricted stock, restricted stock units, deferred stock units and dividend equivalents).

(p) “Company Stock Units” shall mean Company stock units issued pursuant to any Company Stock Plan that are subject to specified vesting criteria.

(q) “Company Termination Fee” shall mean an amount in cash equal to $105,000,000.

(r) “Continuing Employee” shall mean any Person who is employed by the Company or any Company Subsidiary as of the Effective Time (including Persons on disability or leave of absence, whether paid or unpaid).

(s) “Contract” shall mean any oral or written note, bond, mortgage, indenture, Lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation.

(t) “Covered Securityholders” shall mean holders of Company Common Stock and other securities of the Company.

(u) “Customs & International Trade Laws” shall mean any Law, Permit, Order or other decision or requirement having the force or effect of Law, of any Governmental Entity, concerning the importation of products, the exportation or reexportation of products (including technology and services), the terms and conduct of international transactions, and the making or receiving of international payments, including, as applicable, the Tariff Act of 1930, as amended, and other Laws and programs administered or enforced by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement, and their predecessor agencies, the Export Administration Act of 1979, as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, as amended, the Trading With the Enemy Act, as amended, the Arms Export Control Act, as amended, the International Traffic in Arms Regulations, Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities, the embargoes and restrictions administered by the U.S. Office of Foreign Assets Control, the antiboycott Laws administered by the U.S. Department of Commerce, the antiboycott Laws administered by the U.S. Department of the Treasury, and the FCPA.

(v) “Environmental Laws” shall mean any and all Laws relating to pollution, protection of the environment, the handling or management of or exposure to Hazardous Materials or the release of any Hazardous Materials into the environment, including those related to air emissions or wastewater discharges.

(w) “Equity Interest” shall mean any share, capital stock, partnership, member or similar interest in any Person and any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument or right the value of which is based on any of the foregoing.

(x) “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(y) “GAAP” shall mean generally accepted accounting principles as applied in the United States.

(z) “Government Contract” shall mean any Contract (including any prime contract, subcontract, letter contract, purchase order, task order, delivery order, teaming agreement or letter of intent) that is (a) between the Company or any Company Subsidiary and a Governmental Entity or (b) entered into by the Company or any Company Subsidiary as a subcontractor (at any tier) in connection with a Contract between another Person and a Governmental Entity.

(aa) “Governmental Entity” shall mean any United States or foreign governmental authority, including any supranational, national, federal, territorial, state, commonwealth, province, territory, county, municipal, district, local governmental jurisdiction of any nature or any other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental department, division, agency, bureau, office, branch, court, arbitrator, commission, tribunal, or other governmental instrumentality and any national or international stock exchange) or any political or other subdivision or part of any of the foregoing.

(bb) “Hazardous Materials” shall mean (i) all explosive or radioactive substances or wastes and all hazardous or toxic substances or wastes, including any petroleum products or byproducts, radioactive materials, asbestos, radon gas, toxic mold or polychlorinated biphenyls and (ii) all other substances, wastes and materials that are considered, defined, or regulated as hazardous, toxic, infectious or dangerous under applicable Law or for which liability or standards of conduct may be imposed pursuant to Environmental Laws.

(cc) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(dd) “Indenture” shall mean, collectively, (i) that certain Indenture, dated as of January 31, 2007, by and between the Company and Wells Fargo Bank, N.A. as trustee, (ii) the First Supplemental Indenture relating thereto, dated as of January 31, 2007, and (iii) a Supplemental Indenture for Additional Note Guarantees relating thereto, dated as of January 31, 2007.

(ee) “Intellectual Property” shall mean any and all of the following in any jurisdiction throughout the world, to the extent subject to protection under applicable Law: (a) all inventions (whether or not patentable or reduced to practice), all patents and industrial designs (including utility model rights, design rights and industrial property rights), patent and industrial design applications, patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations in connection therewith; (b) all trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, Internet domain names and all other indicia of origin, and all applications, registrations and renewals in connection therewith and all goodwill associated with any of the foregoing; (c) all works of authorship (whether or not copyrightable), copyrights, database rights, moral rights and all applications, registrations, and renewals in connection therewith; (d) all trade secrets, know-how, technologies, processes, techniques, protocols, methods, formulae, data, algorithms, compositions, industrial models, architectures, layouts, designs, drawings, plans, specifications, methodologies, ideas, research and development and confidential information (including technical data, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (e) all software (including source code, executable code, systems, networks tools, data, databases, firmware and related documentation); and (f) all other proprietary and intellectual property rights.

(ff) “Intervening Event” shall mean any material development or material change in circumstances occurring or arising after the date hereof with respect to the Company that (i) was not known to the Company Board as of or prior to the date hereof and (ii) does not relate to (x) any Acquisition Proposal, (y) any change, event, circumstance or occurrence relating to Parent, or (z) the Required Antitrust Approvals and clearance of the Offer and the Merger under the CFIUS regulations (31 C.F.R. Part 800).

(gg) “Knowledge” shall mean (i) in the case of the Company, the actual knowledge of the Persons listed on Exhibit A.1 after due and reasonable inquiry, and (ii) in the case of Parent, Merger Sub or any other member of the Parent Group, the actual knowledge of the Persons listed on Exhibit A.2 after due and reasonable inquiry.

(hh) “Law” shall mean any Order or any federal, state, local, foreign or international law, statute, treaty, convention or ordinance, common law, or any rule, regulation, standard, code, requirement, ordinance, edict, decree, directive, requirement, policy, license or permit issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(ii) “Leased Real Property” shall mean all real property which is leased or subleased by the Company or any Company Subsidiary.

(jj) “Leasehold Improvements” shall mean all buildings, structures, improvements and fixtures located on any Leased Real Property which are owned by the Company or any Company Subsidiary, regardless of whether title to such buildings, structures, improvements or fixtures is subject to reversion to the landlord or other third party upon the expiration or termination of the Lease for such Leased Real Property.

(kk) “Leases” shall mean all written leases or subleases pursuant to which the Company or any Company Subsidiary leases or subleases any Leased Real Property, including the Company’s and any Company Subsidiary’s right to any security deposits thereunder.

(ll) “Lien” shall mean any mortgage, pledge, security interest, restriction, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

(mm) “NDA” shall mean that certain Non-Disclosure Agreement, dated as of January 21, 2010, between the Company and Parent, as such agreement has been and may be amended from time to time.

(nn) “NYSE” shall mean the New York Stock Exchange.

(oo) “Option Exchange Ratio” shall mean the fraction having a numerator equal to the per share Merger Consideration and having a denominator equal to the volume weighted-average price (as reported by the NYSE) of the Parent American Depositary Shares for the ten (10) consecutive trading days immediately preceding the Closing Date.

(pp) “Order” shall mean any order, judgment, writ, stipulation, settlement, award, injunction, decree, arbitration award or finding of any Governmental Entity.

(qq) “Owned Real Property” shall mean all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems; fire protection, security and surveillance systems; telecommunications, computer, wiring and cable installations; utility installations; water distribution systems; and landscaping, and all easements and other rights and interests appurtenant thereto, to the extent any of the foregoing is owned by the Company or any Company Subsidiary.

(rr) “Parent American Depositary Shares” shall mean the American Depositary Shares, each representing, as of the date hereof, one share of Parent’s registered shares, par value CHF 1.54, issued under and pursuant to that certain Amended and Restated Deposit Agreement, dated as of May 7, 2001, by and among Parent, Citibank, N.A., as Depositary, and the holders and beneficial owners of American Depositary Shares evidenced by American Depositary Receipts issued thereunder.

(ss) “Parent Disclosure Schedule” shall mean the disclosure schedule delivered by Parent to the Company concurrently with the execution and delivery of this Agreement (it being understood that (i) the disclosure of any fact or item in any section of the Parent Disclosure Schedule shall, should the relevance of such fact or item to any other section be reasonably apparent, be deemed to be disclosed with respect to that other section and (ii) disclosure of any matter or item in the Parent Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially” or “materiality” or any word or phrase of similar import).

(tt) “Parent Group” shall mean Parent and its Subsidiaries, taken together.

(uu) “Permitted Encumbrances” shall mean, with respect to each Owned Real Property and Leasehold Improvement (as the case may be): (i) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such real property which are not due and delinquent or, if due and delinquent, which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (ii) mechanics’, carriers’, workmen’s, repairmen’s liens and similar liens for labor, materials or supplies provided with respect to such real property incurred in the ordinary course of business for amounts which are not due and delinquent or, if due and delinquent, which are being contested in good faith, (iii) zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property which do not interfere, individually or in the aggregate, with the use, occupation and enjoyment of the properties in connection with the Company’s business, (iv) easements, covenants, conditions, restrictions, rights of way and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon, (v) Liens granted to secure the obligations of the Company and the Company Subsidiaries under the Company Credit Agreement, and (vi) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property or Leased Real Property to which they relate or the conduct of the business of the Company and the Company Subsidiaries as presently conducted.

(vv) “Permits” shall mean all permits, licenses, franchises, approvals, registrations, qualifications, rights, variances, certificates, certifications, consents and approvals of any Governmental Entities.

(ww) “Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

(xx) “Required Antitrust Approvals” shall mean any required filings, consents, approvals and actions required to be made or obtained or advance ruling certificate or no-action letter required to obtain an exemption from such filings, consents, approvals or actions pursuant to (i) the HSR Act and (ii) any other Antitrust Law in order to consummate the transactions contemplated by this Agreement.

(yy) “Representatives” shall mean, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, members, partners, accountants, consultants, advisors, attorneys, agents and other representatives.

(zz) “Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

(aaa) “SEC” shall mean the United States Securities and Exchange Commission.

(bbb) “Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ccc) “Subsidiary” or “Subsidiaries” of any Person shall mean (a) any corporation of which a majority of the Equity Interests entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned, directly or indirectly, by such Person and (b) any joint venture, general or limited partnership, limited liability company or other legal entity in which such Person is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner or the managing member.

(ddd) “Superior Proposal” shall mean a bona fide written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to fifty percent (50%)) which the Company Board determines in good faith, after consultation with a financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms, conditions, impact, timing, likelihood of consummation and all legal, financial, regulatory and other aspects of such Acquisition Proposal and this Agreement, would result in a transaction that is more favorable to the Company Shareholders from a financial point of view than the transactions provided for in this Agreement.

(eee) “Tax Returns” shall mean any report, filing, election or return (including any information return) or statement required to be filed with any Governmental Entity with respect to Taxes, including any schedules, attachments or amendments thereto.

(fff) “Tax” or “Taxes” shall mean any and all United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value-added, escheat, alternative minimum, environmental, customs, social security, unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, levies or other similar governmental charges, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other Person and including any liability for Taxes of a predecessor entity.

(ggg) “Third Party” shall mean any Person or group (as defined within the meaning of Section 13 of the Exchange Act) other than the Company, the Company Subsidiaries, the Parent Group or any Person in the Parent Group.

(hhh) “Treasury Regulations” shall mean regulations promulgated by the United States Department of the Treasury under the Code.

Section 1.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Acceptance Time	Section 2.4(a)
Action	Section 5.14
Agreement	Preamble
Alternative Acquisition Agreement	Section 7.5(c)(ii)
Articles of Merger	Section 3.3
Bankruptcy Exception	Section 5.3(a)
Board Appointment Date	Section 2.4(a)
Book-Entry Shares	Section 4.2(b)
Certificates	Section 4.2(b)
CFIUS Notice	Section 7.19
Closing	Section 3.2
Closing Date	Section 3.2
Company	Preamble
Company Adverse Recommendation Change	Section 7.5(c)(i)
Company Board	Recitals
Company Board Recommendation	Section 2.3(a)(v)
Company Common Stock	Recitals
Company Disclosure Documents	Section 5.10(a)
Company Financial Advisor	Section 5.3(c)
Company Financial Statements	Section 5.7(b)
Company Intellectual Property	Section 5.16
Company Material Contract	Section 5.13(a)
Company Plan(s)	Section 5.11(a)
Company Preferred Stock	Section 5.2(a)
Company Representatives	Section 7.4(a)
Company SEC Filings	Section 5.7(a)
Company Shareholder Approval	Section 5.3(b)
Company Shareholders	Recitals
Company Shareholders’ Meeting	Section 7.2(a)
Company Subsidiary	Section 5.1
Compensation Committee	Section 5.23
Continuing Directors	Section 2.4(a)
Determination Notice	Section 7.5(d)(i)(C)
Dissenting Shareholder	Section 4.3
Dissenting Shares	Section 4.3
Effective Time	Section 3.3
Employment Compensation Arrangement	Section 5.23

End Date	Section 9.1(b)(i)
ERISA	Section 5.11(a)
ERISA Affiliate	Section 5.11(a)
Exchange Fund	Section 4.2(a)
Expiration Date	Annex A
FCPA	Section 5.6(b)
Governmental Antitrust Entity	Section 7.6(e)(i)
Indemnified Parties	Section 7.13(a)
Independent Directors	Section 2.4(b)
Intervening Event Change of Recommendation	Section 7.5(d)(ii)
Investments	Section 5.2(d)
IRS	Section 5.11(b)
Loan Payoff Amount	Section 7.7(b)
Measurement Date	Section 5.2(a)
Merger	Recitals
Merger Consideration	Section 4.1(a)
Merger Sub	Preamble
MGBCL	Recitals
Minimum Condition	Section 2.1(b)
Notes	Section 7.7(a)
Notice Period	Section 7.5(d)(i)(C)
Offer	Recitals
Offer Documents	Section 2.1(g)
Offer Price	Recitals
Offer to Purchase	Section 2.1(g)
Parent	Preamble
Parent Disclosure Documents	Section 6.7(b)
Parent Representatives	Section 7.4(a)
Party, Parties	Preamble
Paying Agent	Section 4.2(a)
Proxy Statement	Section 7.2(b)
Recent SEC Reports	Article V
Redemption	Section 7.7(a)
Schedule TO	Section 2.1(g)
Schedule 14D-9	Section 2.3(b)
Short-Form Threshold	Section 7.3
Surviving Corporation	Section 3.1
Tail Period	Section 7.13(c)
Takeover Provisions	Section 2.3(a)(iv)
Top-Up Option	Section 2.2(a)
Transaction Litigation	Section 7.8
WARN Act	Section 5.12

Section 1.3 Interpretation. In this Agreement, unless otherwise specified, the following rules of interpretation apply:

(i) references to Sections, Schedules, Annexes, Exhibits, Clauses and Parties are references to sections or subsections, schedules, annexes, exhibits and clauses of, and parties to, this Agreement;

(ii) references to any Person include references to such Person’s successors and permitted assigns;

(iii) words importing the singular include the plural and vice versa;

(iv) words importing one gender include the other gender;

(v) references to the word “including” do not imply any limitation;

(vi) references to months are to calendar months;

(vii) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(viii) references to “$” or “dollars” refer to U.S. dollars; and

(ix) a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.

ARTICLE II

THE OFFER

Section 2.1 The Offer.

(a) Commencement of the Offer. Provided that this Agreement shall not have been terminated pursuant to Section 9.1 or Section 9.2 hereof, as promptly as practicable after the date hereof (but no later than the seventh (7th) Business Day after the date hereof), Parent shall cause Merger Sub to, and Merger Sub shall, commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to purchase all of the shares of Company Common Stock at a price per share equal to the Offer Price (as adjusted as provided in Section 2.1(c), if applicable) and in compliance with Rule 14d-11 promulgated under the Exchange Act and all other provisions of applicable securities Laws.

(b) Terms and Conditions of the Offer. The obligation of Merger Sub to accept for payment and to pay for any shares of Company Common Stock tendered (and the obligation of Parent to cause Merger Sub to accept for payment and to pay for any shares of Company Common Stock tendered) in the Offer and not withdrawn shall be subject only to: (i) the condition that, at the then scheduled expiration of the Offer (as it may be extended from time to time pursuant to Section 2.1(d) hereof), there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of shares of Company Common Stock that, together with the shares of Company Common Stock then owned by Parent and Merger Sub (if any) represents more than sixty-six and two-thirds percent (66- 2/3%) of the sum of (x) the number of shares of Company Common Stock then issued and outstanding plus (y) all shares of Company Common Stock that the Company may be required to issue on or prior to the Closing as a result of the conversion or exercise of Company Options, Company Stock Units and other derivative securities, including warrants, options (other than the Top-Up Option), convertible or exchangeable securities or other rights to acquire Company Common Stock (the “Minimum Condition”); and (ii) the other conditions set forth in Annex A hereto. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment any shares of Company Common Stock pursuant to the Offer shall be subject only to the Minimum Condition and those conditions to the Offer set forth in Annex A hereto. The conditions to the Offer set forth in Annex A hereto are for the sole benefit of Parent and Merger Sub and may be waived by Parent and Merger Sub, in whole or in part, at any time and from time to time, in their sole discretion, other than the Minimum Condition, which may be waived by Parent and Merger Sub only with the prior written consent of the Company, in each case subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC. Parent and Merger Sub expressly reserve the right, subject to Sections 2.1(d) and 2.1(g), to increase the Offer Price or to waive or make any other changes in the terms and conditions to the Offer; provided, however, that unless otherwise provided in this Agreement or previously approved by the Company in writing, neither Parent nor Merger Sub shall (A) decrease the Offer Price, (B) change the form of consideration to be paid in the Offer, (C) reduce the number of shares of Company Common Stock sought to be purchased in the Offer, (D) impose conditions to the Offer in addition to the conditions to the Offer set forth in Annex A hereto, (E) extend the Offer other than in a manner pursuant to, and in accordance with, Section 2.1(d), (F) amend or waive the Minimum Condition or (G) amend any of the terms and conditions of the Offer in any manner adverse to the Company Shareholders.

(c) Adjustments to Offer Price. The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Merger Sub’s acceptance for payment of, and payment for, shares of Company Common Stock pursuant to the Offer.

(d) Expiration and Extension of the Offer.

(i) Subject to the terms and conditions of this Agreement and the Offer, the Offer shall initially be scheduled to expire at midnight, New York Time, on January 10, 2011. Merger Sub shall not, and Parent agrees that it shall cause Merger Sub not to, terminate or withdraw the Offer other than in connection with the effective termination of this Agreement in accordance with Section 9.1 or Section 9.2 hereof. Except as provided in this Section 2.1(d), Merger Sub shall not, and Parent shall cause Merger Sub not to, extend or delay the scheduled expiration date or time of the Offer without the prior written consent of the Company.

(ii) Notwithstanding anything to the contrary in the foregoing clause (i) of this Section 2.1(d) or elsewhere in this Agreement:

(A) Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff, the Missouri Commissioner of Securities or his staff, or the NYSE that is applicable to the Offer;

(B) In the event that any of the facts, events or circumstances described in the conditions to the Offer set forth on Annex A hereto (other than the condition set forth in paragraph (a) on Annex A) shall have occurred and be continuing as of any then scheduled expiration of the Offer and the relevant condition has not been waived by Parent or Merger Sub in its sole discretion, then, irrespective of whether the Minimum Condition has been satisfied at such time, Merger Sub shall extend the Offer for successive extension periods of up to ten (10) Business Days each; and

(C) In the event that none of the facts, events or circumstances described in the conditions to the Offer set forth on Annex A hereto shall have occurred and be continuing as of any then scheduled expiration of the Offer except that the facts, events and circumstances described in the condition set forth in paragraph (a) on Annex A shall have occurred and be continuing, then Merger Sub shall extend the Offer ten (10) Business Days; provided, however, that if at the end of such ten Business Day extension the facts, events and circumstances described in the condition set forth in paragraph (a) on Annex A shall be continuing, then Merger Sub, in its sole discretion, may extend the Offer for one or more successive extension periods, the number of which shall be determined by Merger Sub in its sole discretion, provided that (i) no individual extension period shall be more than ten (10) Business Days and (ii) in no event shall the aggregate duration of all such extension periods under this paragraph (C) be more than forty-five (45) Business Days.

(iii) Notwithstanding anything to the contrary in the foregoing clauses (i) and (ii) of this Section 2.1(d) or elsewhere in this Agreement, in no event shall Merger Sub be required to extend the Offer beyond the End Date.

(iv) Nothing in this Section 2.1(d) shall be deemed to impair, limit or otherwise restrict in any manner the right of Parent or the Company to terminate this Agreement pursuant to Section 9.1 or Section 9.2 hereof.

(v) Merger Sub may, in its discretion (and without the consent of the Company or any other Person), elect to provide for a subsequent offering period (and one or more extensions thereof) in accordance with Section 2.1(f) hereof.

(e) Payment for Tendered Shares. Subject to the terms and conditions set forth in this Agreement and the Offer, Merger Sub shall accept for payment and pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as promptly as reasonably practicable after the applicable expiration date of the Offer (as it may be extended in accordance with Section 2.1(d) hereof) and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act. The Offer Price payable in respect of each share of Company Common Stock validly tendered and not withdrawn pursuant to the Offer or any subsequent offering period contemplated by Section 2.1(f) hereof shall be paid net to the holder thereof in cash, subject to reduction for any applicable federal withholding or other Taxes payable by or on behalf of such holder. To the extent any such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Parent shall provide, or cause to be provided to Merger Sub, on a timely basis, the funds necessary to pay for any shares of Company Common Stock that Merger Sub accepts or is obligated to accept for payment pursuant to the Offer, and shall cause Merger Sub to fulfill all of its obligations under this Agreement.

(f) Subsequent Offering Period. Merger Sub may, and the Offer Documents shall reserve the right of Merger Sub to, provide for one or more “subsequent offering periods” (within the meaning of Rule 14d-11 promulgated under the Exchange Act) in compliance with Rule 14d-11 promulgated under the Exchange Act and all other provisions of applicable securities laws of not less than three (3) nor more than twenty (20) Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act) immediately following the expiration of the Offer. Subject to the terms and conditions set forth in this Agreement and the Offer, Parent shall cause Merger Sub to, and Merger Sub shall, accept for payment and pay for all shares of Company Common Stock validly tendered and not withdrawn during such subsequent offering period promptly after any such shares of Company Common Stock are tendered during such subsequent offering period and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act.

(g) Schedule TO; Offer Documents. As soon as practicable on the date the Offer is commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Parent and Merger Sub shall: (i) file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which shall contain as an exhibit or incorporate by reference an offer to purchase (the “Offer to Purchase”), and forms of the related letter of transmittal, a summary advertisement, if any, in respect of the Offer, and such other ancillary documents and instruments to which the Offer will be made or which are required to be filed in connection with the filing of the Schedule TO (collectively, together with any supplements or amendments thereto, the “Offer Documents”); and (ii) cause the Offer Documents to be disseminated to the Company Shareholders. The Company shall promptly furnish to Parent and Merger Sub in writing all information concerning the Company that may be required by applicable securities Laws or reasonably requested by Parent or Merger Sub for inclusion in the Schedule TO and the Offer Documents. Parent and Merger Sub shall use reasonable efforts to cause the Schedule TO and the Offer Documents to comply in all material respects with the Exchange Act and all other applicable Laws. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Sub shall take all steps necessary to cause the Schedule TO and the Offer Documents, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the Company Shareholders, in each case as and to the extent required by applicable Laws. Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents (including any amendments thereto), in any case prior to the filing thereof with the SEC, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company or its counsel. Parent and Merger Sub shall provide to the Company and its counsel any and all written comments (and summaries of all material oral comments) that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Schedule TO and the Offer Documents promptly after receipt thereof, and Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on any written response to any such written comments of the SEC or its staff (to which comments Parent shall give reasonable and good faith consideration) and an opportunity to participate in any discussions with the SEC or its staff concerning such comments to the extent reasonable and appropriate.

Section 2.2 Top-Up Option.

(a) The Company grants to Merger Sub an irrevocable option (the “Top-Up Option”) to purchase from the Company up to the number of newly-issued, fully paid and nonassessable shares of Company Common Stock equal to the lesser of (i) the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent or Merger Sub at the time of exercise of the Top-Up Option, constitutes one share more than ninety percent (90%) of the sum of (x) the number of shares of Company Common Stock outstanding immediately after the issuance of all shares of Company Common Stock subject to the Top-Up Option plus (y) all shares of Company Common Stock which the Company may be required to issue on or prior to the Closing as a result of the vesting (including vesting solely as a result of the consummation of the Offer), conversion or exercise of Company Options, Company Stock Units and other derivative securities, including warrants, options, convertible or exchangeable securities or other rights to acquire Company Common Stock, regardless of the conversion or exercise price or other terms and conditions thereof, or (ii) the aggregate number of shares of Company Common Stock that the Company is authorized to issue under the Company Articles of Incorporation but that are not issued and outstanding (and are not subscribed for or committed to be issued) at the time of exercise of the Top-Up Option.

(b) The Top-Up Option may be exercised by Parent or Merger Sub, in whole or in part, only once, within thirty (30) Business Days following the Acceptance Time and prior to the earlier to occur of (x) the Effective Time and (y) the termination of this Agreement pursuant to Section 9.2 hereof; provided, however, that the Top-Up Option shall not be exercisable unless, immediately after such exercise and the issuance of shares of Company Common Stock pursuant thereto, the Short-Form Threshold shall be reached. The aggregate purchase price payable for the shares of Company Common Stock being purchased by Parent or Merger Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such shares by the Offer Price. Such purchase price shall be paid by Parent or Merger Sub entirely in cash by wire transfer of immediately available funds to such account or accounts of the Company as the Company may designate in writing, provided that such account or accounts shall be at a bank or other financial institution acceptable to Parent.

(c) In the event Parent or Merger Sub wishes to exercise the Top-Up Option, Parent or Merger Sub shall deliver to the Company a notice setting forth (i) the number of shares of Company Common Stock that Parent or Merger Sub intends to purchase pursuant to the Top-Up Option and (ii) the place and time at which the closing of the purchase of such shares of Company Common Stock by Parent or Merger Sub is to take place (provided that the time of such closing shall be within two (2) Business Days of the delivery of such notice). At the closing of the purchase of such shares of Company Common Stock, Parent or Merger Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for such shares, and the Company shall cause to be issued to Parent or Merger Sub (as the case may be) a certificate representing such shares or the applicable number of uncertificated shares represented by book entry.

Section 2.3 Company Actions.

(a) Company Determinations, Approvals and Recommendations. The Company hereby consents to, approves and adopts the Offer and represents and warrants to Parent and Merger Sub that, at a meeting duly called and held prior to the execution hereof, the Company Board has, upon the terms and subject to the conditions set forth herein:

(i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and the Company Shareholders;

(ii) unanimously authorized, adopted and approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth herein and in accordance with the requirements of the MGBCL;

(iii) unanimously amended the by-laws of the Company to expressly provide that Section 351.407 of the MGBCL (which is related to “control share acquisitions” as defined in Section 351.015(4) of the MGBCL) does not apply to control share acquisitions of shares of capital stock of the Company;

(iv) unanimously adopted a resolution for the purpose of causing any “moratorium”, “control share acquisition”, “fair price”, “interested shareholder”, “affiliate transaction”, “business combination” or other antitakeover Laws, including Sections 351.407 and 351.459 of the MGBCL, or similar Law that might otherwise apply to the Offer, the Merger or any of the other transactions contemplated hereby, and any restrictive provision in the Company Articles of Incorporation, the Company By-laws or comparable organizational documents of any Company Subsidiary, including Article Eight of the Company Articles of Incorporation (collectively, “Takeover Provisions”), not to apply or to have been satisfied with respect to (x) Parent, Merger Sub or any other Subsidiary of Parent with respect to the transactions contemplated by this Agreement and (y) the Offer, the Merger, or any other transaction contemplated by this Agreement; and

(v) unanimously resolved to recommend that the holders of Company Common Stock accept the Offer, tender their shares of Company Common Stock to Merger Sub pursuant to the Offer and, if required by the MGBCL, approve this Agreement and the transactions contemplated hereby, including the Offer and the Merger (the “Company Board Recommendation”); provided, however, that such recommendation was made subject to the understanding that it may be withheld, withdrawn, amended or modified in compliance (but only in compliance) with the terms of Section 7.5(d) hereof.

The Company hereby consents to the inclusion of the foregoing determinations, approvals and recommendations in the Offer Documents.

(b) Schedule 14D-9. As promptly as practicable on the date of commencement of the Offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act), the Company shall (i) file with the SEC and any other applicable Governmental Entity a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”), and (ii) cause the Schedule 14D-9 to be mailed to the Company Shareholders. To the extent reasonably practicable, the Schedule 14D-9 shall be filed with the SEC and any other applicable Governmental Entity concurrently with the filing by Parent and Merger Sub of the Schedule TO and shall be mailed to the Company Shareholders with the Offer Documents (and if so, the expense thereof shall be borne by Parent in connection with its dissemination of the Offer Documents). Subject to the provisions of Section 7.5(d) hereof, the Schedule 14D-9 shall include the Company Board Recommendation. Each of Parent and Merger Sub shall promptly furnish to the Company upon request all information concerning Parent and Merger Sub that may be required by applicable securities Laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and any other applicable Governmental Entity and disseminated to the Company Shareholders, in each case as and to the extent required by applicable securities Laws. The Company shall provide Parent, Merger Sub and their counsel reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendments thereto) required to be filed with the SEC pursuant to Rule 14D-9 promulgated under the Exchange Act, in any case prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub or their counsel. The Company shall provide to Parent, Merger Sub and their counsel any written comments (and summaries of all material oral comments) the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof, and the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff and an opportunity to participate in any discussions with the SEC or its staff concerning such comments to the extent reasonable and appropriate.

(c) Company Information. In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly following a request by Parent, furnish Parent at Parent’s cost and expense with such information as Parent or its Representatives may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of Company Common Stock, including a list, as of the most recent practicable date, of the Company Shareholders, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Company Common Stock, and lists of security positions of Company Common Stock held in stock depositories (including updated lists of shareholders, mailing labels, listings or files of securities positions). Subject to any and all applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Merger Sub shall (and shall cause their respective officers, directors, agents, representatives, employees, attorneys, accountants and other advisors to):

(i) hold in confidence the information contained in any such lists of shareholders, mailing labels and listings or files of securities positions on the terms and subject to the conditions set forth in the NDA;

(ii) use such information only in connection with the Offer and the Merger; and

(iii) if this Agreement shall be terminated pursuant to Section 9.1 or Section 9.2 hereof, upon the Company’s request, deliver (and shall use their respective reasonable efforts to cause their Representatives to deliver) to the Company any and all copies and any extracts or summaries from such information then in their possession or control.

Section 2.4 Company Board of Directors and Committees.

(a) Composition of Company Board and Board Committees. Effective upon the initial acceptance for payment by Merger Sub of shares of Company Common Stock pursuant to the Offer (the “Acceptance Time,” the use of which term herein shall not, unless the context otherwise requires, depend upon whether Parent shall exercise its rights under this Section 2.4(a)) and from time to time thereafter, subject to Parent depositing the payment for such shares with the depositary agent for the Offer and subject to Section 2.4(b), Parent shall be entitled to designate up to such number of directors on the Company Board equal to the product (rounded up to the next whole number) obtained by multiplying (x) the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 2.4) and (y) a fraction, the numerator of which is the number of shares of Company Common Stock held by Parent and Merger Sub (giving effect to the shares of Company Common Stock purchased pursuant to the Offer and, if the Top-Up Option is exercised, the shares of Company Common Stock purchased upon the exercise of the Top-Up Option), and the denominator of which is the total number of then outstanding shares of Company Common Stock. Promptly following a request by Parent, the Company shall cause the individuals so designated by Parent to be elected or appointed to the Company Board, including (at the election of Parent) either by increasing the size of the Company Board or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by Parent to be elected or appointed to the Company Board (the date on which the majority of the Company’s directors are designees of Parent that have been effectively elected or appointed to the Company Board in accordance herewith, the “Board

Appointment Date”). From time to time after the Acceptance Time, subject to Parent depositing the payment for such shares with the depositary agent for the Offer and subject to Section 2.4(b), the Company shall take all action necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on each committee of the Company Board to the fullest extent permitted by all applicable Laws, including the rules of the NYSE. Solely for the purposes of this Section 2.4, any and all members of the Company Board immediately prior to such appointments by Parent who remain on the Company Board after such appointments by Parent shall be referred to as “Continuing Directors”.

(b) Independent Directors. In the event that Parent’s designees are elected or appointed to the Company Board pursuant to Section 2.4(a), until the Effective Time, the Company Board shall have at least three (3) directors who are considered independent directors within the meaning of rules of the NYSE (“Independent Directors”); provided, however, that after the Acceptance Time, the Company shall, upon Parent’s request, take all action necessary to elect to be treated as a “controlled company” for purpose of Section 303A of the NYSE rules and make all necessary filings and disclosures associated with such status (which for the avoidance of doubt shall not eliminate the obligations under this Section 2.4(b) to have Independent Directors); provided, further, that in the event the number of Independent Directors shall be less than three (3) at any time after the Acceptance Time but prior to the Effective Time, the remaining Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no other Independent Director then remains, the other directors shall designate directors to fill such vacancies who shall not be shareholders or Affiliates of Parent or Merger Sub, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement.

(c) Section 14(f) of the Exchange Act. The Company’s obligation to appoint Parent’s designees to the Company Board pursuant to Section 2.4(a) hereof shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all action required pursuant to this Section 2.4 and Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 2.4, and shall include in the Schedule 14D-9 such information with respect to the Company and its directors and officers as is required under such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.4. Parent shall provide to the Company in writing, and be responsible for any information with respect to itself and its nominees, directors, officers and Affiliates, required by such Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The provisions of this Section 2.4 are in addition to, and shall not limit, any right that Merger Sub, Parent or any affiliate of Merger Sub or Parent may have (with respect to the election of directors or otherwise) under applicable Laws as a holder or beneficial owner of shares of Company Common Stock.

(d) Required Approvals of Continuing Directors. Notwithstanding anything to the contrary set forth in this Agreement, in the event that Parent’s designees are elected or appointed to the Company Board prior to the Effective Time pursuant to Section 2.4(a) hereof and there shall be any Continuing Directors, the approval of a majority of such Continuing Directors (or the sole Continuing Director if there shall be only one (1) Continuing Director) shall be required in order to, prior to the Effective Time, (i) amend or terminate this Agreement, or agree or consent to any amendment or termination of this Agreement, in any case on behalf of the Company, (ii) extend the time for performance of, or waive, any of the obligations or other acts of Parent or Merger Sub under this Agreement, (iii) waive any of the Company’s rights under this Agreement, (iv) amend or otherwise modify, in a manner adverse to the Company Shareholders in any material respect, the Company Articles of Incorporation or Company By-laws or (v) make any other determination with respect to any action to be taken or not to be taken by or on behalf of the Company relating to this Agreement or the transactions contemplated hereby, including the Offer and the Merger.

ARTICLE III

THE MERGER

Section 3.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGBCL, Merger Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 3.2 Closing. Upon the terms and subject to satisfaction or waiver of the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place on a day that is a Business Day (a) at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York, at 10:00 a.m., New York City time, no later than the second Business Day following the satisfaction of the conditions set forth in Article VIII (other than (i) those conditions that are waived in accordance with the terms of this Agreement by the Party or Parties for whose benefit such conditions exist and (ii) any such conditions which, by their terms, are not capable of being satisfied until the Closing but subject to the satisfaction thereof at Closing) or (b) at such other place, time and/or date as the Parties may otherwise agree. The date upon which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 3.3 Effective Time. Subject to the provisions of this Agreement, the Parties shall cause the Merger to be consummated by filing summary articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Missouri, together with such other appropriate documents, in such forms as are required by, and executed in accordance with, the relevant provisions of the MGBCL. Without limiting the generality of the foregoing, at the Closing, the Company and Merger Sub will cause the Articles of Merger to be completed, executed and acknowledged and the Company (as the Surviving Corporation) will cause the Articles of Merger to be filed with the Secretary of State of Missouri in accordance with the MGBCL, including Sections 351.430 and 351.435 thereof. The Merger shall become effective upon such filing or at such time thereafter as may be agreed upon by the Parties in writing and set forth in the Articles of Merger (the “Effective Time”).

Section 3.4 Effect of the Merger. The Merger shall have the effects set forth in the MGBCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 3.5 Articles of Incorporation; By-laws.

(a) At the Effective Time, the articles of incorporation of the Surviving Corporation shall, subject to Section 7.13, be amended and restated in their entirety to read identically to the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time, provided, however, that at the Effective Time the articles of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Baldor Electric Company”, and as so amended such amended and restated articles of incorporation shall become the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the MGBCL and such articles of incorporation.

(b) At the Effective Time, the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, subject to Section 7.13, shall become the by-laws of the Surviving Corporation, except that the by-laws of the Surviving Corporation shall be amended as of the Effective Time to change the name of the Surviving Corporation as used therein to “Baldor Electric Company”, and as so amended such by-laws shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the MGBCL, the articles of incorporation of the Surviving Corporation and such by-laws.

Section 3.6 Directors and Officers.

(a) The Parties shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

(b) The parties hereto shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

ARTICLE IV

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 4.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or their respective shareholders, the following shall occur:

(a) Conversion Generally. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Company Common Stock to be cancelled pursuant to Section 4.1(b) and (ii) Dissenting Shares) shall be converted, subject to Section 4.1(d), into the right to receive an amount in cash equal to the Offer

Price, payable to the holder thereof, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate or book-entry which immediately prior to the Effective Time represented any such shares shall thereafter represent only the right to receive the Merger Consideration therefor.

(b) Cancellation of Certain Shares. Each share of Company Common Stock held by Parent, Merger Sub, any other Subsidiary of Parent, any Company Subsidiary or in the treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(c) Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(d) Change in Shares. Without duplication to the effects of Section 2.1(c) hereof, the Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring or with a record date on or after the date hereof and prior to the Effective Time.

Section 4.2 Exchange of Certificates.

(a) Paying Agent. At the Closing, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Paying Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article IV, through the Paying Agent, cash in U.S. dollars in an amount sufficient to pay the aggregate amount of the Merger Consideration payable in connection with the Merger (such cash being hereinafter referred to as the “Exchange Fund”) payable pursuant to Section 4.1 in exchange for outstanding shares of Company Common Stock. The Paying Agent shall, and Parent shall cause the Paying Agent to, deliver the Merger Consideration contemplated to be paid pursuant to Section 4.1 out of the Exchange Fund. The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that: (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock; and (ii) such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent, and any amounts in excess of the amounts payable pursuant to Section 4.1 shall be promptly returned to the Surviving Corporation or Parent, in each case as directed by Parent. In the event that the Exchange Fund shall be insufficient to pay the aggregate Merger Consideration payable in connection with the Merger when any payment thereof is required, Parent shall promptly deposit or cause to be deposited additional funds in the amount of such insufficiency. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly following the Effective Time (but in no event later than three (3) Business Days following the Effective Time), Parent shall instruct the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) and whose shares of Company Common Stock have been converted into the right to receive Merger Consideration pursuant to Section 4.1 (i) a letter of transmittal in customary form and with such other provisions as Parent and the Company may reasonably agree (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, properly completed and duly executed, and such other customary documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. Promptly following the Effective Time (but in no event later than five (5) Business Days following the Effective Time), to the extent consistent with the Paying Agent’s standard procedures, Parent shall cause the Paying Agent to issue and deliver the Merger Consideration to holders of uncertificated shares of Company Common Stock represented by book-entry (the “Book-Entry Shares”) (either directly or through the Depository Trust Company), without each holder of Book-Entry Shares being required to deliver a Certificate or any executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall forthwith be cancelled. No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates or Book-Entry Shares. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 4.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or the right to demand to be paid the “fair value” of the shares represented thereby as contemplated by Section 4.3.

(c) Further Rights in Company Common Stock. All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six (6) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for the Merger Consideration, without any interest thereon.

(e) No Liability. None of Parent, the Company or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Certificate, the Paying Agent will, and Parent shall cause the Paying Agent to, issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration without any interest thereon.

(g) No Further Dividends. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates.

(h) Withholding. Parent, the Company, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold or cause to be deducted and withheld from the consideration otherwise payable pursuant to this Agreement such amounts as Parent, the Company, the Surviving Corporation or the Paying Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 4.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by a shareholder (each, a “Dissenting Shareholder”) who is entitled to exercise, and properly exercises, dissenter’s rights with respect to such shares pursuant to, and who complies in all respects with, the provisions of Sections 351.447 and/or 351.455, as applicable, of the MGBCL (collectively, the “Dissenting Shares”) shall not be converted into or exchangeable for or represent the right to receive the Merger Consideration (except as provided in this Section 4.3). Any such Dissenting Shareholder shall be entitled to receive payment of the fair value of such shares of Company Common Stock held by such Dissenting Shareholder in accordance with Section 351.447 and/or 351.455, as applicable, of the MGBCL, unless and until such Dissenting Shareholder fails to perfect or withdraws or otherwise loses such shareholder’s right to appraisal. If any Dissenting Shareholder shall have effectively withdrawn (in accordance with the MGBCL) or lost the right to dissent, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shares held by such Dissenting Shareholder shall be cancelled and converted into and represent the right to receive the Merger Consideration pursuant to Section 4.1. The Company shall not, except with the prior written consent of Parent, voluntarily make (or cause or permit to be made on its behalf) any payment with respect to, or settle or offer to settle, or otherwise negotiate with, any Dissenting

Shareholder regarding its exercise of dissenter’s rights prior to the Effective Time. The Company shall give Parent prompt notice of any such demands prior to the Effective Time and Parent shall have the right to participate in and control all negotiations and proceedings with respect to any exercise by any Company Shareholder of dissenter’s rights. For the avoidance of doubt, it is acknowledged and agreed that, for all purposes under Section 351.447 and/or 351.455, as applicable, of the MGBCL and to the fullest extent permitted by applicable Law, the fair value of the Dissenting Shares shall be determined without regard to the Top-Up Option or the shares of Company Common Stock issued pursuant to the Top-Up Option.

Section 4.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed (after giving effect to the items contemplated by this Article IV) and thereafter there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding immediately prior to the Effective Time on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law.

Section 4.5 Company Options and Company Stock Units.

(a) Rollover of Company Options. Except to the extent otherwise elected by the holder pursuant to Section 4.5(b), at the Effective Time, without any action on the part of Parent, Merger Sub, the Company or the holders of the Company Options, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, shall (i) fully vest and become exercisable and (ii) be converted into an option to acquire a number of Parent American Depositary Shares equal to the product (rounded down to the nearest number of whole shares) of (A) the number of shares of Company Common Stock subject to the Company Option immediately prior to the Effective Time and (B) the Option Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per share of such Company Option immediately prior to the Effective Time, divided by (y) the Option Exchange Ratio; provided, however, that the exercise price and the number of Parent American Depositary Shares purchasable pursuant to the Company Options (as converted) shall be subject to such adjustments as reasonably agreed to by Parent and the Company are necessary for the foregoing conversion to satisfy the requirements of Sections 409A, 422 and 424 of the Code and Treasury Regulation Section 1.424-1. Except as specifically provided above, following the Effective Time, each Company Option shall continue to be governed by the same terms and conditions as set forth in the applicable Company Stock Plan and any agreements thereunder as were applicable immediately prior to the Effective Time. In addition to the foregoing, Parent shall assume the Company Stock Plans, and the number and kind of shares available for issuance under the Company Stock Plans shall be converted into American Depositary Shares of Parent in accordance with the provisions of each applicable Company Stock Plan. Promptly following the date of this Agreement, the Company shall deliver written notice to each holder of a Company Option informing such holder of the effect of the Merger on the Company Options.

(b) Elective Cashout of Company Options. The Company shall permit each holder of Company Options to elect in writing, no later than five (5) Business Days prior to the Effective Time, to receive, with respect to all or a portion of such Company Options (whether vested or unvested), a payment in cash in U.S. Dollars at the Effective Time equal to the product of (i) the total number of shares of Company Common Stock subject to the Company Options with respect to which such election is made and (ii) the excess of the Merger Consideration over the exercise price per share of Company Common Stock under such Company Option. Any election pursuant to this Section 4.5(b) shall be in a form reasonably acceptable to Parent and shall release all rights the holder may have with respect to the Company Options for which an election is made, other than to receive the payment specified in this Section 4.5(b), and the Company shall deliver such election form to the holders of Company Options no later than the third (3rd) Business Day after the commencement of the Offer. Any Company Options for which the election described in this Section 4.5(b) is not timely received shall be treated as provided in Section 4.5(a). As promptly as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required to give effect to the transactions contemplated by this Section 4.5(b).

(c) Company Stock Units. At the Effective Time, except as otherwise agreed by Parent and the holder of Company Stock Units with respect to such holder’s Company Stock Units, each Company Stock Unit, whether vested or unvested, that is outstanding immediately prior thereto shall become fully vested and all restrictions thereon shall lapse and shall be converted automatically into the right to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (i) the total number of such Company Stock Units and (ii) the Merger Consideration; provided, however, that Company Stock Units that have been deferred in accordance with the terms of a Company Plan shall be converted into the right to receive, subject to the terms of the applicable deferral arrangement, an amount of cash equal to the product of (x) the number of Company Stock Units that have been so deferred and (y) the Merger Consideration, and that such amount shall be transferred to the Company to be held in the same manner as other cash deferrals under the applicable deferral arrangement.

(d) Miscellaneous. Parent shall take all actions necessary so that all amounts payable pursuant to Section 4.5(b) or Section 4.5(c) shall be paid to the holder through the Company’s payroll. In the event that the Company has insufficient cash to make such payments to each holder, Parent shall pay such amounts or provide to the Company sufficient cash to pay such amounts. All amounts payable under this Section 4.5 shall be reduced by amounts as are required to be withheld or deducted under the Code or any provision of U.S. state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding or deduction was made.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article V, except (i) as expressly disclosed in the reports and statements (excluding any exhibits thereto) and other documents filed or furnished by the Company with the SEC pursuant to the Exchange Act (other than any disclosures contained or referenced therein under the captions “Risk Factors”, “Market Risk” or “Forward-Looking Statements”), in each case on or after January 2, 2010 and prior to the date of this Agreement (the “Recent SEC Reports”) (it being understood, however, that any matter disclosed in any Recent SEC Report shall not be deemed to be disclosed in Section 5.2 (Capitalization) of the Company Disclosure Schedule unless it is also expressly set forth in Section 5.2 of the Company Disclosure Schedule) or (ii) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

Section 5.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Missouri. Each Subsidiary of the Company (each, a “Company Subsidiary”) is duly organized, and is validly existing and, where such concept is recognized, in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, except to the extent the failure of any such Company Subsidiary to be in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent, materially impair or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement. Section 5.1 of the Company Disclosure Schedule contains a correct and complete list of all of the Company Subsidiaries, the ownership interest of the Company in each Company Subsidiary, and the ownership interest of any other Person or Persons in each Company Subsidiary, in each case as of the date hereof. Each of the Company and each Company Subsidiary has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, would not have a Company Material Adverse Effect or prevent, materially impair or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement. The Company and each Company Subsidiary is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed that, individually or in the aggregate, would not have a Company Material Adverse Effect or prevent, materially impair or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement. The Company has delivered to Parent complete and correct copies of the articles of incorporation and by-laws (or similar organizational documents) of the Company and each Company Subsidiary, each as amended to date, and each as so delivered is in full force and effect. As of any date following the date hereof, notwithstanding anything in this Agreement to the contrary and notwithstanding anything set forth in the Company Disclosure Schedule, neither the Company nor any of its “significant subsidiaries” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) has filed for bankruptcy or filed for reorganization under the U.S. federal bankruptcy laws or similar state or federal law, become insolvent or become subject to conservatorship or receivership.

Section 5.2 Capitalization.

(a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.10 per share (the “Company Preferred Stock”). As of November 26, 2010 (the “Measurement Date”), there were (a) 47,164,771 shares of Company Common Stock (other than treasury shares) issued and outstanding, (b) 9,038,789 shares of Company Common Stock held in the treasury of the Company, (c) 2,813,996 shares of Company Common Stock issuable upon exercise of outstanding Company Options, (d) 75,311 shares issuable pursuant to Company Stock Units,

(e) no shares of Company Common Stock owned by any Company Subsidiary and (g) no shares of Company Preferred Stock issued and outstanding. All of the outstanding shares of capital stock of the Company are, and all such shares that may be issued prior to the Effective Time (including any shares that may be issued upon Merger Sub’s exercise of the Top-Up Option) will be, when issued, duly authorized, validly issued, fully paid and nonassessable and free from preemptive rights. All shares of Company Common Stock issuable upon exercise or settlement of Company Options or Company Stock Units have been duly reserved for issuance by the Company, and upon any issuance of such shares in accordance with the terms of the applicable Company Stock Plan, will be duly authorized, validly issued and fully paid and nonassessable.

(b) Except as set forth in Section 5.2(a) and the Top-Up Option, as of the date hereof there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued Equity Interests of the Company, or securities convertible into or exchangeable for such Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. Except as set forth in Section 5.2(a), there are no outstanding contractual obligations of the Company or any Company Subsidiary affecting the voting rights of or requiring the repurchase, redemption, issuance, creation or disposition of, any Equity Interests in the Company. Except as set forth in Section 5.2(b) of the Company Disclosure Schedule, since the close of business on the Measurement Date, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or any other Equity Interests in the Company, except for issuances pursuant to exercise or settlement of Company Options or Company Stock Units outstanding on Measurement Date in accordance with the terms of such Company Options or Company Stock Units as of such date. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company Shareholders may vote.

(c) Each outstanding share of capital stock or other Equity Interest of each Company Subsidiary is (to the extent such concept is applicable) duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is held, directly or indirectly, by the Company or another Company Subsidiary free and clear of all Liens. Except as set forth in Section 5.2(c) of the Company Disclosure Schedule and the Top-Up Option, there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any Equity Interest or other ownership interests of any Company Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement.

(d) Section 5.2(d) of the Company Disclosure Schedule sets forth the name, jurisdiction of organization and the Company’s (or the Company Subsidiary’s) percentage ownership of any and all Persons in which the Company or any Company Subsidiary owns, or has the right or obligation to acquire any Equity Interest (other than any Company Subsidiary) (collectively, the “Investments”). All of the Investments are owned by the Company or by a Company Subsidiary free and clear of all Liens. Except for the capital stock and other ownership interests of the Company Subsidiaries and the Investments, the Company does not own, directly or indirectly, any capital stock or other voting or equity securities or interests in any Person that is material to the business of the Company and the Company Subsidiaries, taken as a whole.

(e) Neither the Company nor any of the Company Subsidiaries has entered into any commitment, arrangement or agreement, or are otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any other Person, other than any such commitment, arrangement or agreement in the ordinary course of business consistent with past practice with respect to wholly-owned Subsidiaries of the Company. There are no shareholder agreements, voting trusts, proxies or other agreements or understandings to which the Company or any Company Subsidiary is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or any Company Subsidiary or preemptive rights with respect thereto.

Section 5.3 Corporate Authority; Approval and Fairness.

(a) The Company has all necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary Company Shareholder Approval, to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no shareholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the MGBCL and any necessary Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement is a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights (the “Bankruptcy Exception”).

(b) If the holdings of Company Common Stock by Merger Sub do not meet the threshold required by Section 351.447 of the MGBCL, the affirmative vote of not less than sixty-six and two-thirds percent (66- 2/3%) of the shares of Company Common Stock outstanding on the record date of the Company Shareholders’ Meeting, voting together as a single class (the “Company Shareholder Approval”), is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement and the Merger. If the holdings of Company Common Stock by Merger Sub meet the threshold required by Section 351.447 of the MGBCL, no vote of the holders of any class or series of the Company’s capital stock is necessary to approve this Agreement or the Merger.

(c) On or prior to the date of this Agreement, the Company Board has received from UBS Securities LLC (the “Company Financial Advisor”), its written opinion, subject to the limitations, qualifications and assumptions set forth therein, that the $63.50 in cash per share to be received by the holders of Company Common Stock in the Offer and the Merger is fair from a financial point of view to such holders, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified. The Company will furnish a complete and correct copy of such opinion to Parent promptly after receipt thereof by the Company for informational purposes only; provided, however, that neither Parent nor Merger Sub may rely upon such opinion.

(d) On or prior to the date of this Agreement, the Company Board (i) has unanimously determined that each of this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to, and in the best interest of, the Company and the Company Shareholders, (ii) has unanimously authorized, adopted and approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth herein and in accordance with the MGBCL, and (iii) has unanimously resolved to recommend that the Company Shareholders accept the Offer, tender their shares of Company Common Stock to Merger Sub pursuant to the Offer and, if required by the MGBCL, approve this Agreement and the transactions contemplated hereby, including the Offer and the Merger.

Section 5.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement and the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby will not, (i) assuming the Company Shareholder Approval is obtained or not required, conflict with or violate any provision of the Company Articles of Incorporation or the Company By-laws or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals and authorizations described in Section 5.4(b) will have been obtained prior to the Acceptance Time and all filings and notifications described in Section 5.4(b) will have been made and any waiting periods thereunder will have terminated or expired prior to the Acceptance Time, conflict with or violate any Law or Order applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Encumbrance) on any property or asset of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, or (iv) result in any Permits of the Company to be cancelled or rescinded or otherwise cease to be effective, except, with respect to clauses (ii), (iii) and (iv), for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect or prevent, materially impair or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby will not, require any consent, approval or authorization of, or filing with or notification to, any Governmental Entity, except (i) for any consent, approval, authorization, filing or notification required under the Exchange Act, the Missouri Takeover Bid Disclosure Act, the rules and regulations of the

NYSE, (ii) for the Required Antitrust Approvals, (iii) for the filing and recordation of the Articles of Merger as required by the MGBCL, (iv) for the filing of the CFIUS Notice and notices and filings under the International Traffic in Arms Regulations or (v) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent, materially impair or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

Section 5.5 Compliance with Laws; Permits. Except where the failure to do so would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) each of the businesses of the Company or any Company Subsidiary is, and since January 1, 2008 has been, conducted in compliance in all respects with all Laws applicable to the Company or such Company Subsidiary or by which any property, asset or right of the Company or such Company Subsidiary is bound, (ii) the Company is in compliance in all respects with the applicable listing, corporate governance and other rules and regulations of the NYSE, (iii) each of the Company and each Company Subsidiary holds all Permits necessary for the lawful conduct of its business as currently conducted and the ownership, use, occupancy and operation of its assets and properties and (iv) the Company and each Company Subsidiary is in compliance with the terms of such Permits.

Section 5.6 Compliance with Customs and International Trade Laws.

(a) Each of the Company and the Company Subsidiaries is in compliance in all material respects with all applicable Customs & International Trade Laws, at no time since January 1, 2008 has either the Company or any Company Subsidiary committed any material violation of applicable Customs & International Trade Laws, and there are no material unresolved questions or claims concerning any material liability of the Company and the Company Subsidiaries with respect to any false statement or omissions made by the Company or the Company Subsidiaries related to applicable Customs & International Trade Laws.

(b) Neither the Company, any Company Subsidiary, nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting directly on behalf of the Company or any of the Company Subsidiaries, has, in the course of its actions for, or on behalf of, any of them (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (including the rules and regulations promulgated thereunder, the “FCPA”); or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. Since January 1, 2008, neither the Company nor any Company Subsidiary has received any communication that alleges that the Company or any Company Subsidiary, or any Representative thereof is, or may be, in material violation of, or has, or may have, any material liability under, any Custom and International Trade Laws which has not been resolved.

Section 5.7 SEC Filings; Financial Statements.

(a) Company SEC Filings. The Company has timely filed or furnished all forms, reports and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2009 (collectively, the “Company SEC Filings”). Each Company SEC Filing as of its date, or if amended, as of the date of the last such amendment prior to the date hereof, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, each as in effect on the date the Company SEC Filing was filed. Except to the extent that information in any Company SEC Filing has been revised or superseded by a subsequent Company SEC Filing filed prior to the date hereof, each Company SEC Filing did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act. The Company has made available to Parent correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of the Company Subsidiaries, on the other hand, occurring since January 1, 2009 and prior to the date hereof. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Filings. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Filings is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Filings (collectively, the “Company Financial Statements”) was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis during the periods indicated (except as may be indicated in the notes thereto), and each of the Company Financial Statements presented fairly, in all material respects, the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the respective periods indicated therein (subject, in the case of unaudited statements, to normal adjustments which, individually or in the aggregate, would not reasonably be expected to be material). The books and records of the Company and the Company Subsidiaries have been maintained in all material respects in accordance with GAAP.

(c) Internal Controls.

(i) The Company and the Company Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company Financial Statements for external purposes in accordance with GAAP. Since January 1, 2009, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(ii) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company (including its consolidated Subsidiaries) required to be included in reports filed by the Company under the Exchange Act is made known to the Company’s principal executive officer and its principal financial officer as appropriate to allow timely decision regarding required disclosure under the Exchange Act.

(iii) Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any Company Subsidiary has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Company Subsidiary. There are no outstanding loans or other extensions of credit made by the Company or any of the Company Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 5.8 No Undisclosed Liabilities. None of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a consolidated balance sheet of the Company prepared in accordance with GAAP, except for liabilities or obligations (i) which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) that were incurred after January 2, 2010, in the ordinary course of business consistent with past practice, (iii) that were incurred in order to give effect to the transactions contemplated by this Agreement, or (iv) that were set forth on the Company’s consolidated balance sheet for the year ended January 2, 2010 and for the quarter ended October 2, 2010, in each case included in the Company Financial Statements in the Company SEC filings filed prior to the date hereof.

Section 5.9 Absence of Certain Changes or Events. Since January 2, 2010, except as otherwise contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice, (b) there have not occurred any changes, events, circumstances or developments that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (c) neither the Company nor any Company Subsidiary has taken any action prior to the date hereof that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of any of the covenants set forth in Section 7.1(a)(xv) or (xvi) hereof.

Section 5.10 Disclosure Documents.

(a) Each document required to be filed by the Company with the SEC or any agency or division of the State of Missouri or required to be distributed or otherwise disseminated to the Company Shareholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Schedule 14D-9 and the Proxy Statement (if applicable) to be filed with the SEC in connection with the Offer and the Merger, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Missouri Law.

(b) (i) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to Company Shareholders and at the time of the meeting of Company Shareholders to consider this Agreement and at the Effective Time, and (ii) Company Disclosure Documents (other than the Proxy Statement), at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.10 will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company by Parent or Merger Sub expressly for use therein.

(c) The information with respect to the Company or any of its Subsidiaries that the Company furnishes to Parent or Merger Sub expressly for use in the Parent Disclosure Documents, at the time of the filing of the Schedule TO, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 5.11 Company Plans; Employees and Employment Practices.

(a) (i) Section 5.11(a)(i) of the Company Disclosure Schedule sets forth a complete and correct list of all material “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all material medical, dental, life insurance, equity (including all Company Stock Plans), bonus or other cash or equity-based incentive compensation, disability, salary continuation, severance, retention, retirement, pension, deferred compensation, vacation, sick pay or paid time off plans or policies, and any other plans, agreements (including employment, consulting and collective bargaining agreements), policies, trust funds or arrangements (whether written or unwritten, insured or self-insured) (x) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company, any Company Subsidiary or any entity that would be deemed a “single employer” with the Company or any Company Subsidiary under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”) on behalf of any employee, officer, director, shareholder or other service provider of the Company or any Company Subsidiary (whether current, former or retired) or their beneficiaries, or (y) with respect to which the Company, any Company Subsidiary or any ERISA Affiliate has any obligation on behalf of any such employee, officer, director, shareholder or other service provider or beneficiary (each a “Company Plan,” and collectively, the “Company Plans”), and (ii) Section 5.11(a)(ii) of the Company Disclosure Schedule sets forth a complete and correct list of all material changes to the Company Plans since January 2, 2010.

(b) The Company has made available to Parent: (i) copies of all material documents setting forth the terms of each Company Plan, including all amendments thereto and all related trust documents, (ii) the two most recent annual reports (Form Series 5500), if any, required under ERISA or the Code in connection with each Company Plan, (iii) the most recent actuarial reports (if applicable) for all Company Plans, (iv) the most recent summary plan description, if any, required under ERISA with respect to each Company Plan, (v) all material written contracts, instruments or agreements relating to each Company Plan, including administrative service agreements and group insurance contracts, (vi) the most recent Internal Revenue Service (“IRS”) determination or opinion letter issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code, and (vii) all filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program within the past three (3) years.

(c) With respect to any Company Plan subject to Title IV of ERISA to which the Company, any Company Subsidiary or any ERISA Affiliate made, or was required to make, contributions during the past six (6) years: (i) there does not now exist, nor do any circumstances exist that could reasonably be expected to result in any material accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, or any liability under Section 4971 of the Code; (ii) the fair market value of the assets of any such plan equals or exceeds the actuarial present value of all accrued benefits under such plan (whether or not vested, each as determined under the assumptions and valuation method of the latest actuarial valuation of such plan); (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the Offer and/or the Merger will not result in the occurrence of any such reportable event; (iv) no material liability or contingent liability (including liability pursuant to Section 4069 of ERISA) under Title IV of ERISA has been or is reasonably expected to be incurred by the Company, any Company Subsidiary or any ERISA Affiliate; and (v) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such plan and, to the Knowledge of the Company, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such plan.

(d) Each Company Plan intended to qualify under Section 401(a) of the Code is so qualified and has received a determination or opinion letter from the IRS upon which it may rely regarding its qualified status under the Code for all statutory and regulatory changes with respect to plan qualification requirements for which the IRS will issue such a letter and, to the Knowledge of the Company, nothing has occurred, whether by action or by failure to act, that caused or could reasonably be expected to cause the loss of such qualification or the imposition of any material penalty or Tax liability.

(e) No proceeding, audit or investigation that, individually or in the aggregate, would have a Company Material Adverse Effect, has been threatened, asserted, instituted or, to the Knowledge of the Company, is anticipated against any of the Company Plans (other than non-material routine claims for benefits and appeals of such claims), any trustee or fiduciary thereof, or any of the assets of any trust of any of the Company Plans. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Company Plan complies in form and has been maintained and operated in accordance with its terms and applicable Law, including ERISA and the Code and any other government document.

(f) Other than payments pursuant to the acceleration of the vesting of the Company Options and the Company Stock Units, the consummation of the transactions contemplated by this Agreement alone (including the Offer and/or the Merger), or in combination with any other event, including a termination of any employee, officer, director, shareholder or other service provider of the Company or any Company Subsidiary (whether current, former or retired) or their beneficiaries, will not give rise to any material liability under any Company Plan, including liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director, shareholder or other service provider of the Company or any Company Subsidiary (whether current, former or retired) or their beneficiaries. No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, officer, director, shareholder or other service provider of the Company or any Company Subsidiary under any Company Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. Within fifteen (15) Business Days following the date of this Agreement, the Company will provide to Parent, (i) the estimated maximum amount that could be paid to each “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) in connection with the transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements and Company Plans currently in effect, assuming that the individual’s employment with the Company or the Company Subsidiaries is terminated immediately following either the Acceptance Time and/or the Effective Time, (ii) the grant dates, exercise prices and vesting schedules applicable to each Company Option granted to the individual, and (iii) the “base amount” (as defined in Section 280G(b)(e) of the Code).

(g) None of the Company, any Company Subsidiary or, to the Knowledge of the Company, any employee or officer of the Company or any Company Subsidiary has made any promises or commitments, whether legally binding or not, to create any additional material Company Plan, agreement or arrangement, or to modify or change in any material way any existing Company Plan without material liability (other than for accrued benefits) to the Company.

(h) Except for matters that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect, (i) any individual who performs services for the Company or any Company Subsidiary and who is not treated as an employee for federal income Tax purposes by the Company or any Company Subsidiary is not an employee under applicable Law and is not an employee for any purpose (including Tax withholding purposes or Company Plan purposes), and (ii) each employee of the Company and the Company Subsidiaries has been properly classified as “exempt” or “non-exempt” under applicable Law.

(i) (i) Each Company Option has an exercise price at least equal to the fair market value of Company Common Stock on a date no earlier than the date of the corporate action authorizing the grant of such Company Option, (ii) no Company Option has had its exercise date or grant date delayed or “back-dated,” and (iii) all Company Options have been issued in compliance with all applicable Laws and properly accounted for in all material respects in accordance with GAAP. The Company has made available to Parent a complete and accurate list, as of the date of this Agreement, of: (x) all Company Stock Plans, indicating for each Company Stock Plan the number of shares of Company Common Stock issued to date under such Company Stock Plan, the number of shares of Company Common Stock subject to outstanding Company Options, Company Stock Units and other equity awards and the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan and (y) all holders of outstanding Company Options, Company Stock Units or other equity awards, indicating with respect to each Company Option or other award the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Option, Company Stock Units or other award, the exercise price, the date of grant and the vesting schedule (including any acceleration provisions with respect thereto), as applicable.

Section 5.12 Labor and Employment Matters. Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement or collective bargaining relationship with any labor union, works council, employee representative, or other organization representing, purporting to represent or attempting to represent any employee of the Company or any Company Subsidiary. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) there is no ongoing or, to the Knowledge of the Company, threatened, strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor dispute, and no such dispute has occurred since January 1, 2008, (ii) there are no labor- or employment-related grievances, arbitrations or litigation and there is no representation petition pending or, to the Knowledge of the Company, threatened in writing or anticipated with respect to any employee of the Company or any Company Subsidiaries, (iii) there are no union organization or decertification activities pending or, to the Knowledge of the Company, threatened, and to the Knowledge of the Company, no such activities have occurred since January 1, 2008, and (iv) to Knowledge of the Company, no officer or key employee of the Company or any Company Subsidiary is in violation of any term of any employment Contract, non-disclosure agreement, non-competition agreement, or restrictive covenant to a former employer relating to the right of any such officer or key employee to be employed by the Company or any Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or any Company Subsidiary or to the use of trade secrets or proprietary information of others. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, including provisions thereof relating to workers’ compensation, terms and conditions of employment, worker safety, wages and hours, civil rights, discrimination, immigration, collective bargaining, and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2109 et seq. or any similar or related Law (the “WARN Act”), and there are no pending, or to the Knowledge of the Company, threatened material Actions against the Company or any Company Subsidiary by any current or former director, officer, employee or contractor relating to labor or employment matters at the Company or any Company Subsidiary.

Section 5.13 Contracts; Indebtedness.

(a) Except as disclosed in Section 5.11, this Section 5.13(a) or Section 5.19(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to or bound by, or otherwise has any actual or potential liability or responsibility under, any Contract that:

(i) as of the date hereof, is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii) relates to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Company Subsidiaries, taken as a whole, or in which the Company owns more than a fifteen (15%) voting or economic interest, or any obligation of more than $2,500,000 in the aggregate;

(iii) requires or is reasonably likely to require either (x) annual payments from Third Parties to the Company and the Company Subsidiaries of at least $3,750,000 or (y) annual or one-time payment from the Company and Company Subsidiaries to Third Parties of at least $3,750,000;

(iv) contains any covenant that (x) restricts in any material respect the ability of the Company or any Company Subsidiary (or, after the Acceptance Time, Parent, the Surviving Corporation, or their respective Subsidiaries) to engage in any line of business or to compete with any Person or operate at any location, (y) could require the disposition of any material assets or line of business of the Company or any Company Subsidiary (or, after the Acceptance Time, Parent, the Surviving Corporation, or their respective Subsidiaries), or (z) prohibits or restricts in any material respect the right of the Company or any of its Subsidiaries to make, sell, supply, market, distribute or commercialize any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights;

(v) contains any covenant granting “most favored nation” status that, following the consummation of the Offer and/or the Merger, would restrict actions in any material respect taken by Parent, the Surviving Corporation and/or their respective Subsidiaries or Affiliates;

(vi) contains a standstill or similar agreement pursuant to which the Company or any Company Subsidiary has agreed not to acquire assets or securities of the other party or any of its Affiliates;

(vii) provides for the grant of a license or other right with respect to any material Intellectual Property rights owned or used by the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party as licensee or licensor other than non-exclusive licenses granted by or to the Company or any Company Subsidiary in connection with the provision, licensing or sale of products or services in the ordinary course of business;

(viii) provides for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is (x) not material to the Company or any of its Subsidiaries or (y) entered into in the ordinary course of business;

(ix) is a Government Contract that is currently active in performance and which has a total projected contract value in excess of $2,500,000;

(x) contains a put, call or similar right pursuant to which the Company or any Company Subsidiary could be required to purchase or sell, as applicable, any Equity Interests of any Person or assets that have a fair market value or purchase price of more than $2,500,000; or

(xi) is a collective bargaining agreement.

Each Contract of the type described in this Section 5.13(a) or set forth on Section 5.11 or Section 5.19(b) of the Company Disclosure Schedule is referred to herein as a “Company Material Contract.”

(b) Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Material Contract is a legal, valid and binding obligation of the Company or a Company Subsidiary, as applicable, in full force and effect and enforceable against the Company or a Company Subsidiary in accordance with its terms, subject to the Bankruptcy Exception, (ii) to the Knowledge of the Company, each Company Material Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Bankruptcy Exception, (iii) neither the Company nor any Company Subsidiary and, to the Company’s Knowledge, no counterparty, is or is alleged to be in breach or violation of, or default under, any Company Material Contract, (iv) neither the Company nor any Company Subsidiary has received any written claim of default under any Company Material Contract, (v) to the Company’s Knowledge, no event has occurred which would result in a breach or violation of, or a default under, any Company Material Contract (in each case, with or without notice or lapse of time or both) and (vi) the Company has not received any written notice from any other party to any Company Material Contract, and otherwise has no Knowledge that such Third Party intends to terminate, or not renew any Company Material Contract, or is seeking the renegotiation thereof or substitute performance thereunder.

(c) Section 5.13(c) of the Company Disclosure Schedule sets forth (i) a list of any agreement, instrument or other obligation pursuant to which any indebtedness for borrowed money of the Company or any Company Subsidiary in an aggregate principal amount in excess of $1,250,000 is outstanding or may be incurred and (ii) a list of any agreements that relate to guarantees by the Company or any Company Subsidiary of indebtedness of any other Person in excess of $2,500,000.

(d) With respect to each Government Contract, except for matters, individually or in the aggregate, that would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries have complied in all material respects with all terms and conditions and all applicable Laws; (ii) all invoices and claims for payment were current, accurate and complete in all material respects as of their respective submission dates; (iii) no written notice has been received by the Company alleging that the Company or any Company Subsidiary is in breach or violation in any material respect of any applicable Law or contractual requirement; (iv) no written notice of termination, cure notice or show cause notice has been received by the Company or any Company Subsidiary; and (v) no Action is pending or has been threatened (including any civil suit under 31 U.S.C. 3729), against the Company or any Company Subsidiary. Except for matters, individually or in the aggregate, that would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have taken all reasonable steps to protect rights in and to all technical data, computer software and other intellectual property developed in whole or in part with funding provided by any Governmental Entity whether under any Government Contract or other arrangement (e.g., grant, cooperative agreement, etc.) with a Governmental Entity.

(e) Neither the Company or any Company Subsidiary nor, to the Knowledge of the Company, any of their respective shareholders, officers, or directors is or within the past three (3) years has been suspended, debarred, proposed for debarment or otherwise excluded from participation, as a contractor or subcontractor, in the award of any Contract from a Governmental Entity.

Section 5.14 Litigation. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent, materially impair or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, (i) there is no legal, administrative, arbitral or other suit, claim, action, inquiry, mediation, proceeding or investigation of any nature (each, an “Action”) pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary and (ii) none of the Company or any of the Company Subsidiaries is subject to or bound by any outstanding Order.

Section 5.15 Environmental Matters. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:

(a) the Company and each Company Subsidiary is and since January 1, 2007 has been in compliance with all applicable Environmental Laws;

(b) the Company and each Company Subsidiary has obtained, maintains, and is and since January 1, 2009 has been in compliance with all Permits required pursuant to Environmental Laws for the conduct of its business and operations and the operation of the Owned Real Property and Leased Real Property;

(c) neither the Company nor any Company Subsidiary has received any written notice or claim alleging that the Company or any Company Subsidiary is in violation of any Environmental Laws, or has any liabilities or potential liabilities arising under Environmental Laws, including liability for natural resource damages;

(d) except for matters that have been fully resolved without any future or continuing obligation of the Company, neither the Company nor any Company Subsidiary is subject to any Action or Order relating to any Environmental Laws or any Hazardous Material;

(e) neither the Company nor any Company Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, exposed any Person to, or released any Hazardous Material, or owned or operated any property or facility contaminated by any Hazardous Material in violation of Environmental Law or so as to have given rise to, or which would reasonably be expected to give rise to, current or future liabilities under Environmental Laws for which the Company or Company Subsidiary would be responsible;

(f) except for those matters that have been fully resolved without any future or continuing obligation of the Company, neither the Company nor any Company Subsidiary has assumed, undertaken or provided an indemnity with respect to any liability of any other Person under Environmental Laws or relating to any Hazardous Material;

(g) to the Knowledge of the Company, neither the Company nor any Company Subsidiary has designed, manufactured, sold, marketed, or distributed any product or item containing asbestos, silica, polychlorinated phenyls or mercury that has resulted, or would reasonably be expected to result, individually or in the aggregate, any material liability;

(h) neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any material obligations for site investigation or cleanup, or notification to or consent of any Government Entity or third party, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws; and

(i) to the Knowledge of the Company, no facts, events or conditions relating to the past or present facilities, properties or operations of the Company or any Company Subsidiaries or any of their respective predecessors or Affiliates would reasonably be expected to prevent, hinder or limit the Company’s compliance with Environmental Laws after the Closing Date, or would reasonably be expected to give rise to any investigatory, remedial or corrective obligations pursuant to Environmental Laws, or would reasonably be expected to give rise to any other liabilities pursuant to Environmental Laws, including any liability for onsite or offsite releases or threatened releases of any Hazardous Material, personal injury, property damage or natural resources damage.

Section 5.16 Intellectual Property. Section 5.16 of the Company Disclosure Schedule sets forth a list of all (a) issued patents and pending patent applications, (b) trademark and service mark registrations and applications for registration thereof, (c) copyright registrations and applications for registration thereof and (d) internet domain name registrations, in each case that are owned by the Company or a Company Subsidiary. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own or, to the Knowledge of the Company, possess valid and enforceable rights to use all Intellectual Property necessary or used to conduct the business of the Company and the Company Subsidiaries as it is currently conducted (“Company Intellectual Property”) free and clear of all Liens resulting from any action or inaction of the Company or any of the Company Subsidiaries (other than Permitted Encumbrances), (ii) since January 1, 2008, neither the Company nor any Company Subsidiary has received written notice of any claim that it is infringing, misappropriating or otherwise conflicting with, any Intellectual Property right of any Third Party in connection with the operation of its business and the conduct of the business of the Company and, to the Knowledge of the Company, the Company Subsidiaries as currently conducted does not infringe, misappropriate or otherwise conflict with the Intellectual Property of third parties, and (iii) neither the Company nor any Company Subsidiary has received any written notice or claim since January 1, 2008 challenging the ownership, use, validity, registrability or enforceability of any Company Intellectual Property and (iv) to the Knowledge of the Company, no Third Party is currently infringing, misappropriating or otherwise conflicting with Intellectual Property owned by the Company or any Company Subsidiary. To the Knowledge of the Company, all of the material Company Intellectual Property owned by the Company or any Company Subsidiary is valid, subsisting and enforceable and in full force and effect. Except as set forth in Section 5.16 of the Company Disclosure Schedules and for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, no Person has (or has claimed to have) any right, title or interest in or to any Company Intellectual Property developed through the use of any grant from any Governmental Entity or other Third Party funding or other resources and such Company Intellectual Property is not subject to any Contract with any Third Party (including with any Governmental Entity) that restricts the use, exploitation or disposition thereof. The transactions contemplated by this Agreement shall not impair the right, title or interest of the Company or any Company Subsidiary in or to any material Company Intellectual Property, and all material Company Intellectual Property shall be owned or available for use by the Company or any Company Subsidiary immediately after the Acceptance Time and/or Effective Time on terms and conditions substantially the same as those under which the Company or such Company Subsidiary owned or used such Company Intellectual Property immediately prior to the Acceptance Time and/or Effective Time. The Company and the Company Subsidiaries have used commercially reasonable efforts consistent with industry practice to (x) maintain and protect the secrecy and confidentiality and value of material trade secrets of the Company or any Company Subsidiary, (y) obtain executed Intellectual Property assignments and nondisclosure agreements with applicable Persons and (z) maintain and protect the security, continuity, proper operation and integrity of their material software and systems.

Section 5.17 Taxes. Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect:

(a) All Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary for all taxable periods ending on or before the date hereof have been timely filed in accordance with applicable Law (taking into account any extension of time within which to file). All such Tax Returns are true, correct, and complete in all respects and were prepared in compliance with applicable Law. No claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to Taxes in such jurisdiction.

(b) All Taxes of the Company and each Company Subsidiary due and payable have been timely paid, other than any amount which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP. The accruals and reserves for Taxes (without regard to deferred tax assets and deferred tax liabilities) of the Company and each Company Subsidiary established in the Company Financial Statements are complete and adequate to cover any liabilities for Taxes that are not yet due and payable.

(c) No deficiencies for Taxes have been proposed or assessed in writing against the Company or any Company Subsidiary by any Governmental Entity, and neither the Company nor any Company Subsidiary has received any written notice of any claim, proposal or assessment against the Company or any Company Subsidiary for any such deficiency for Taxes. As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened audit, judicial proceeding or other examination against or with respect to the Company or any Company Subsidiary with respect to any Taxes. Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment or collection of any Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(d) The Company and each Company Subsidiary has duly and timely withheld and paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other Person.

(e) There are no Liens upon any property or assets of the Company or any Company Subsidiary for Taxes, except for Liens for Taxes not yet due and payable.

(f) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past two (2) years.

(g) Neither the Company nor any Company Subsidiary (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income Tax Return, (ii) has any liability for Taxes of any person (other than the Company or a Company Subsidiary) arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise, or (iii) is, or ever has been, a party to any agreement for the sharing, indemnification or allocation of Taxes (other than agreements among the Company and any Company Subsidiary and other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes).

(h) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date as a result of any (i) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, or (v) election by the Company or any Company Subsidiary under Section 108(i) of the Code.

(i) Neither the Company nor any Company Subsidiary has engaged in any “listed transaction” within the meaning of Section 6011 of the Code (including the Treasury Regulations promulgated thereunder).

Section 5.18 Insurance. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (a) all insurance policies maintained by the Company and the Company Subsidiaries are in full force and effect (and were in full force and effect during the periods of time such insurance policies were purported to be in effect) and all premiums due and payable thereon have been paid; and (b) neither the Company nor any Company Subsidiary is in breach or default of any of the insurance policies, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification of any of the insurance policies. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company has not received any notice of termination or cancellation or denial of coverage with respect to any insurance policy.

Section 5.19 Real Estate.

(a) Section 5.19(a) of the Company Disclosure Schedule sets forth the address and description of each Owned Real Property located in the United States and all other Owned Real Property that is material to the business operations of the Company and the Company Subsidiaries, taken as a whole. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, with respect to each Owned Real Property that is material to the business operations of the Company and the Company Subsidiaries, taken as a whole: (i) the Company or a Company Subsidiary (as the case may be) has fee simple title to such Owned Real Property, free and clear of all Liens, except Permitted Encumbrances; and (ii) neither the Company nor any Company Subsidiary has granted any outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Neither the Company nor any Company Subsidiary is a party to any agreement or option to purchase any real property or interest therein, except for those contained in the Leases listed in Section 5.19(b) of the Company Disclosure Schedule.

(b) Section 5.19(b) of the Company Disclosure Schedule sets forth the address of each Leased Real Property located in the United States and all other Leased Real Property that is material to the business operations of the Company and the Company Subsidiaries, taken as a whole. The Company has made available to Parent a complete and correct copy of each Lease for each Leased Real Property that is material to the business operations of the Company and the Company Subsidiaries, taken as a whole. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, with respect to each of the Leases that is material to the business operations of the Company and the Company Subsidiaries, taken as a whole: (i) to the Knowledge of the Company, such Lease is in full force and effect (but in each case subject to the Bankruptcy Exception); (ii) to the Knowledge of the Company, the Company’s or a Company Subsidiary’s possession (as applicable) of the Leased Real Property under such Lease has not been disturbed; and (iii) to the Knowledge of the Company, neither the Company nor any Company Subsidiary is in material breach or default under such Lease (beyond applicable notice, grace and/or cure periods).

(c) Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has title to the Leasehold Improvements located at Leased Real Property that is material to the business operations of the Company and the Company Subsidiaries, taken as a whole, free and clear of all Liens, except Permitted Encumbrances.

Section 5.20 Affiliate Transactions. There are no transactions, or series of related transactions, agreements, arrangements or understandings that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company SEC Filings filed prior to the date hereof.

Section 5.21 Takeover Provisions.

(a) The Company Board has unanimously approved this Agreement, the Offer, the Merger and the other transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Offer and the Merger the provisions of Section 351.459 of the MGBCL. The Company Board has also unanimously amended the Company By-laws to add a provision stating that Section 351.407 of the MGBCL (which relates to “control share acquisitions” as defined in Section 351.015(4) of the MGBCL) does not apply to control share acquisitions of the Company. Such amendment of the Company By-laws is sufficient to render the provisions of Section 351.407 of the MGBCL inapplicable to the shares of Company Common Stock acquired in the Offer. The Company Board has taken all necessary action so that the Takeover Provisions do not, and will not, apply to (i) Parent, Merger Sub or any other Subsidiary of Parent with respect to the transactions contemplated by this Agreement, including the Offer and the Merger or (y) the Offer, the Merger or the other transactions contemplated by this Agreement.

(b) The Company does not have any shareholder rights plan in effect.

Section 5.22 Brokers. Other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer and/or the Merger or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has provided to Parent a copy of the engagement letter of the Company Financial Advisor.

Section 5.23 Rule 14d-10 Matters. All amounts payable to Covered Securityholders pursuant to the Company Plans (a) are being paid or granted as compensation for past services performed, future services to be performed or future services that the Covered Securityholders are to refrain from performing (and matters incidental thereto) and (b) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The Compensation Committee of the Company Board (the “Compensation Committee”) (each member of which the Company Board determined is an “independent director” within the meaning of Section 303A.01 of the NYSE rules and is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) (i) at a meeting duly called and held at which all members of the Compensation Committee were present, duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (w) each Company Stock Plan, (x) the treatment of the Company Options and Company Stock Units in accordance with the terms set forth in this Agreement, the applicable Company Stock Plan and any applicable Company Plans, (y) the terms of Section 7.11 of this Agreement and (z) each other Company Plan, which resolutions have not been rescinded, modified or withdrawn in any way, and (ii) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to such exceptions as are disclosed in the Parent Disclosure Schedule, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 6.1 Organization and Qualification. Parent is a corporation, duly organized and validly existing under the Laws of Switzerland. Merger Sub is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Missouri. Each of Parent and Merger Sub has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, where such concept is applicable, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to prevent or materially impair or materially delay the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement. Parent has made available to the Company correct and complete copies of the articles of incorporation and bylaws of Merger Sub.

Section 6.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of Parent and Merger Sub, and the consummation by each of Parent and Merger Sub of the transactions provided for herein have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, and no other corporate proceeding is necessary for the execution and delivery of this Agreement by either Parent or Merger Sub, the performance by each of Parent and Merger Sub of their respective obligations hereunder and the consummation by each of Parent and Merger Sub of the transactions provided for herein. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy Exception.

Section 6.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Offer and the Merger, will not, (i) conflict with or violate any provision of the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations described in Section 5.4(b) will have been obtained prior to the Acceptance Time and all filings and notifications described in Section 5.4(b) will have been made and any waiting periods thereunder will have terminated or expired prior to the Acceptance Time, conflict with or violate any Law or Order, applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) result in any breach of, any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to any Contract, except, with respect to clauses (ii) and (iii), for matters that, individually or in the aggregate, would not reasonably be expected to prevent or materially impair or materially delay the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

(b) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Offer and the Merger, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other Person, except (i) for any consent, approval, authorization, filing or notification required under the Exchange Act, the Missouri Takeover Bid Disclosure Act, any applicable Blue Sky Laws, the rules and regulations of the NYSE, the SIX Swiss Exchange and the NASDAQ INS Stockholm, (ii) for the Required Antitrust Approvals, (iii) for the filing and recordation of the Articles of Merger as required by the MGBCL, (iv) for the filing of the CFIUS Notice and notices and filings under the International Traffic in Arms Regulations and (v) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to prevent or materially impair or materially delay the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

Section 6.4 Litigation. As of the date hereof, there is no Action pending or to the Knowledge of Parent, threatened against Parent or Merger Sub which seeks to, or would reasonably be expected to prevent or materially impair or materially delay the consummation of the Merger or any of the other transactions provided for herein.

Section 6.5 Ownership of Merger Sub; No Prior Activities. Parent indirectly owns one hundred percent (100%) of the issued and outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 6.6 Available Funds. Parent has or will have sufficient funds to consummate the Offer and the Merger on the terms contemplated by this Agreement, and, at the Acceptance Time and the Effective Time, Parent will have available, and will make available to Merger Sub, all of the funds necessary for the acquisition of all shares of Company Common Stock pursuant to the Offer and consummate the Merger and the other transactions contemplated hereby.

Section 6.7 Disclosure Documents.

(a) The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company expressly for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, (i) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement, or any amendment or supplement thereto, is first mailed to Company Shareholders and at the time of the meeting of Company Shareholders to consider this Agreement and at the Effective Time, and (ii) in the case of any Company Disclosure Document other than the Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

(b) Each document required to be filed by Parent and Merger Sub with the SEC or any agency or division of the State of Missouri or required to be distributed or otherwise disseminated to the Company Shareholders in connection with the transactions contemplated by this Agreement (the “Parent Disclosure Documents”), including the Schedule TO and the Offer Documents to be filed with the SEC in connection with the Offer and the Merger, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Missouri Law.

(c) (i) The Offer Documents, when distributed or disseminated to the Company Shareholders and at the time of the consummation of the Offer and (ii) the Parent Disclosure Documents (other than the Offer Documents), when filed will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 6.7 will not apply to statements or omissions included in the Parent Disclosure Documents based upon information furnished to Parent or Merger Sub by the Company expressly for use therein.

Section 6.8 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company would have any liability prior to Closing.

Section 6.9 Ownership of Company Common Stock. Neither Parent nor Merger Sub is, nor at any time during the last five (5) years has been, an “interested shareholder” of the Company as defined in Section 351.459 of the MGBCL (other than as contemplated by this Agreement).

ARTICLE VII

COVENANTS

Section 7.1 Conduct of Business by the Company Pending the Closing.

(a) The Company agrees that, between the date of this Agreement and the earlier to occur of the termination of this Agreement pursuant to Section 9.1 or Section 9.2 hereof or the Effective Time, except as expressly set forth in Section 7.1(a) of the Company Disclosure Schedule, as otherwise permitted or contemplated by this Agreement, as required by applicable Law or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause each Company Subsidiary to (i) conduct its business in the ordinary course consistent with past practice and (ii) use its commercially reasonable efforts to keep available the services of the current officers and key employees of the Company and each Company Subsidiary and to preserve the current relationships of the Company and each Company Subsidiary with each of the customers, suppliers and other Persons with whom the Company or any Company Subsidiary has material business relations. Without limiting the foregoing, and as an extension thereof, except as set forth in the Company Disclosure Schedule, as otherwise contemplated by this Agreement, as required by applicable Law or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the earlier to occur of the termination of this Agreement pursuant to Section 9.1 or Section 9.2 hereof or the Effective Time, directly or indirectly, take any of the following actions:

(i) amend or otherwise change the Company Articles of Incorporation, the Company By-laws or equivalent organizational documents of the Company Subsidiaries;

(ii) issue, deliver, sell, pledge, transfer, encumber or otherwise dispose, or authorize, propose or agree to the issuance, delivery, sale, pledge, transfer, encumbrance or disposition of, any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or other Equity Interests (other than as permitted pursuant to clause (xii) below or pursuant to the exercise of Company Options existing and outstanding on the date hereof or the vesting of Stock Units on the terms in effect on the date hereof);

(iii) declare, set aside, establish a record date for, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its Equity Interests (other than (x) dividends payable by a wholly-owned Company Subsidiary to the Company or to any other wholly-owned Company Subsidiary and (y) the cash dividend of $0.17 per share of Company Common Stock declared by the Company Board on November 16, 2010 payable on December 30, 2010 to shareholders of record on December 17, 2010), or enter into any agreement with respect to the voting of its Equity Interests (which, subject to Section 7.2 and Section 7.5, for the avoidance of doubt, excludes any proxies granted to the Company or its officers in connection with any meeting of the Company Shareholders);

(iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any of its capital stock or other Equity Interests, or securities convertible or exchangeable into or exercisable for any of its capital stock or other Equity Interests, except pursuant to the exercise or settlement of Company Options, Company Stock Units, employee severance, retention, termination, change of control and other contractual rights existing on the date hereof on the terms in effect on the date hereof;

(v) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets thereof, or make any loan, advance or capital contribution to, or investment in, any Person or any division thereof, except any such acquisitions, loans, advances, contributions or investments that are for consideration not in excess of $5,000,000 individually, or $10,000,000 for all such transactions by the Company and the Company Subsidiaries in the aggregate, and except for (A) intercompany loans, advances, contributions or investments between or among the Company and wholly-owned Company Subsidiaries and not involving any Third Party and, for the avoidance of doubt, (B) acquisitions of inventory and other assets in the ordinary course of business;

(vi) redeem, repurchase, prepay (except as required by the Company Credit Agreement), defease, cancel, incur or otherwise acquire, or modify the terms of, any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for borrowed money, except for (A) indebtedness incurred under the Company Credit Agreement not in excess of $10,000,000, (B) indebtedness for borrowed money in a principal amount not in excess of $20,000,000 for all such indebtedness by the Company and the Company Subsidiaries in the aggregate (including indebtedness incurred under the Company Credit Agreement pursuant to the preceding clause (A)), and (C) indebtedness owed by any wholly-owned Company Subsidiary to the Company or any other wholly-owned Company Subsidiary; provided that any indebtedness for borrowed money incurred or otherwise acquired, or modified, or assumed under this Section 7.1(a)(vi) shall be subject to prepayment without penalty at any time;

(vii) grant any Lien on any of its material assets, other than Liens granted in connection with any indebtedness permitted under Section 7.1(a)(vi), and other than Permitted Encumbrances;

(viii) (A) enter into, terminate or materially amend or modify (other than extensions at the end of a term in the ordinary course of business) any Company Material Contract or Contract that, if in effect on the date hereof, would have been a Company Material Contract, other than Contracts entered into in the ordinary course of business consistent with past practice (including with respect to the terms of any such Contract), (B) waive any material term of or any material default under, or release, settle or compromise any material claim against the Company or material liability or obligation owing to the Company under, any Company Material Contract, other than Contracts entered into in the ordinary course of business consistent with past practice (including with respect to the terms of any such Contract), or (C) enter into any Contract which contains a change of control or similar provision in favor of the other party or parties thereto that would require a payment or give rise to any rights to such other party or parties in connection with the Offer, the Merger and/or the other transactions contemplated in this Agreement;

(ix) other than sales or other dispositions of inventory and obsolete equipment in the ordinary course of business, sell, transfer, lease, license, assign, abandon or otherwise dispose of (including, by merger, consolidation, or sale of stock or assets) any entity, business, assets, rights or properties of the Company or any Company Subsidiary having a current value in excess of $2,500,000 in the aggregate;

(x) sell, transfer, assign, abandon or otherwise dispose of, or grant any license or sublicense with respect to, any material Company Intellectual Property (other than nonexclusive licenses or sublicenses granted by the Company or any Company Subsidiary in the ordinary course of business consistent with past practice);

(xi) authorize, or make any commitment with respect to, any single capital expenditure in excess of $2,500,000 or capital expenditures for the Company and any Company Subsidiary in excess of $10,000,000 in the aggregate, except for capital expenditures that are contemplated by the Company’s existing plan for annual capital expenditures for 2010 and 2011, and previously made available to Parent;

(xii) enter into any new line of business outside of its existing business segments;

(xiii) (A) except to the extent required by applicable Law or by written agreements existing on the date of this Agreement that have been disclosed or made available to Parent, grant or announce any stock option, equity or incentive awards or any increase in the salaries, bonuses or other compensation and benefits payable by the Company or any Company Subsidiary to any of the employees, officers, directors, shareholders or other service providers of the Company or any Company Subsidiary, (B) except to the extent required by applicable Law or by written agreements existing on the date of this Agreement that have been disclosed or made available to Parent, pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other material employee benefit not required by any existing Company Plan or other agreement or arrangement in effect on the date of this Agreement to any employee, officer, director, shareholder or other service provider of the Company or any of its Subsidiaries, whether past or present, or take any action to accelerate vesting of any right to compensation or benefits, (C) except to the extent required by applicable Law or by written agreements existing on the date of this Agreement that have been disclosed or made available to Parent, enter into or amend any Contracts of employment or any consulting, bonus, severance, retention, retirement or similar agreement, except for agreements for newly hired employees in the ordinary course of business consistent with past practice with an annual base salary and incentive compensation opportunity not to exceed $200,000 in the aggregate for any such employee, or (D) except as required to ensure that any Company Plan is not then out of compliance with applicable Law, enter into or adopt any new, or materially increase benefits under or renew, amend or terminate any existing Company Plan or any collective bargaining agreement;

(xiv) pay, discharge, settle or satisfy any material claims or obligations (absolute, accrued, contingent or otherwise) in an amount in excess of $2,500,000 individually or $5,000,000 in the aggregate, other than (A) performance of contractual obligations in accordance with their terms, (B) payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice, or (C) payment, discharge, settlement or satisfaction in accordance with their terms, of claims, liabilities or obligations that have been (x) disclosed in the most recent financial statements of the Company included in the Company SEC Filings filed prior to the date hereof to the extent of such disclosure or (y) incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

(xv) except as may be required by GAAP or as a result of a change in Law, make any change in accounting principles, policies, practices, procedures or methods;

(xvi) change any material method of Tax accounting, make or change any material Tax election, file any material amended Tax Return, settle or compromise any material Tax liability, claim or assessment, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, enter into any material closing agreement with respect to any Tax or surrender any right to claim a material Tax refund;

(xvii) settle, release, waive or compromise any pending or threatened Action of or against the Company or any of the Company Subsidiaries (A) for an amount in excess of $2,500,000 in the aggregate, (B) entailing the incurrence of (x) any obligation or liability of the Company in excess of such amount, including costs or revenue reductions, or (y) obligations that would impose any material restrictions on the business or operations of the Company or any of the Company Subsidiaries, or (C) that is brought by any current, former or purported holder of any capital stock or debt securities of the Company or any Company Subsidiary relating to the transactions contemplated by this Agreement;

(xviii) fail to maintain in full force and effect material insurance policies covering the Company and the Company Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice;

(xix) adopt or enter into a plan of complete or partial liquidation, merger, consolidation, restructuring, dissolution, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger or any merger or consolidation among wholly-owned Subsidiaries of the Company);

(xx) adopt or implement a rights plan or similar arrangement;

(xxi) amend or modify the letter of engagement of the Company Financial Advisor in a manner that materially increases the fee or commission payable by the Company;

(xxii) implement a plant closing or mass layoff of employees that could implicate the WARN Act or similar foreign Laws, provided that this Section 7.1(a)(xxii) shall not restrict the Company or any Company Subsidiary from terminating any employee for cause at any time; or

(xxiii) enter into any agreement or arrangement to take any of the foregoing actions.

(b) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Acceptance Time. Prior to the Acceptance Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 7.2 Company Shareholders’ Meeting; Proxy Statement.

(a) If approval of the Company Shareholders is required under applicable Law in order to consummate the Merger other than pursuant to Section 351.447 of the MGBCL, as promptly as practicable following the later of the Acceptance Time or the expiration of any subsequent offering period provided in accordance with Rule 14d-11 promulgated under the Exchange Act, the Company, acting through the Company Board, shall, in accordance with applicable Law and the Company Articles of Incorporation and the Company By-laws establish a record date for, call, give notice of, convene and hold a meeting of the Company Shareholders (the “Company Shareholders’ Meeting”) for the purpose of voting upon the approval of this Agreement in accordance with the MGBCL. The Company shall solicit from the Company Shareholders proxies in favor of the approval of this Agreement in accordance with Missouri Law. Notwithstanding anything to the contrary set forth in this Agreement, the Company’s obligation to establish a record date for, call, give notice of, convene and hold the Company Shareholders’ Meeting pursuant to this Section 7.2(a) shall not be limited to, or otherwise affected by, the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal. The Company shall ensure that all proxies solicited in connection with the Company Shareholders’ Meeting are solicited in compliance with all applicable Laws.

(b) In connection with the Company Shareholders’ Meeting, if any, following the later of the Acceptance Time or the expiration of any subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act, the Company shall prepare and file with the SEC a proxy statement, letter to shareholders, notice of meeting and form of proxy accompanying the Proxy Statement that will be provided to the Company Shareholders in connection with the solicitation of proxies for use at the Company Shareholders’ Meeting, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Proxy Statement”). The Company and Parent, as the case may be, shall furnish all information concerning the Company or Parent as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Subject to all applicable Laws, the Company shall use reasonable best efforts to cause the Proxy Statement to be cleared by the SEC and disseminated to the Company Shareholders as promptly as practicable following the filing thereof with the SEC. The Company shall provide Parent, Merger Sub and their counsel reasonable opportunity to review and comment on the Proxy Statement and all other materials used in connection with the Company Shareholder Meeting that (i) constitute “proxy materials” or “solicitation materials” as those terms are used in Rules 14a-1 through 14a-17 promulgated under the Exchange Act or (ii) are otherwise used for the “solicitation” of “proxies” as those terms are defined in Rule 14a-1 promulgated under the Exchange Act, in each case prior to the filing thereof with the SEC or the dissemination thereof to Company Shareholders. The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC or its staff for an amendment or revisions to the Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith. If at any time prior to the Company Shareholders’ Meeting, any information relating to the Company or Parent, or any of their respective directors, officers or Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party or Parties hereto, as the case may be, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Shareholders. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the NYSE.

(c) Unless this Agreement is earlier terminated pursuant to Article IX hereof, subject to the terms of Section 7.5(d) hereof, the Company shall include in the Proxy Statement the Company Board Recommendation (other than with respect to the Offer).

(d) Each of Parent and Merger Sub shall vote all shares of Company Common Stock acquired in the Offer (or otherwise beneficially owned by it or any of its respective Subsidiaries as of the applicable record date) in favor of the approval of this Agreement in accordance with Missouri Law at the Company Shareholders’ Meeting or otherwise.

Section 7.3 Short-Form Merger. Notwithstanding the provisions of Section 7.2 hereof, in the event that Parent and Merger Sub shall acquire at least ninety percent (90%) of the issued and outstanding shares of Company Common Stock pursuant to the Offer or otherwise (including as a result of the exercise of the Top-Up Option or pursuant to any subsequent offering period) (the “Short-Form Threshold”), subject to Section 8.1, the Parties shall take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 351.447 of the MGBCL, as promptly as reasonably practicable after such acquisition, without a meeting of the Company Shareholders.

Section 7.4 Access to Information; Confidentiality.

(a) Access to Information. Subject to Section 7.4(b), from the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to Section 9.1, the Company shall, and shall instruct each Company Subsidiary and each of its and their respective Representatives (collectively, “Company Representatives”) to: (i) provide to Parent and Merger Sub and each of their respective Representatives (collectively, “Parent Representatives”) reasonable access during normal business hours, upon reasonable prior notice, to the officers, employees, properties, offices, district managers and other facilities of the Company or such Company Subsidiary and to the books and records thereof and (ii) furnish or cause to be furnished such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent, Merger Sub or any Parent Representative may reasonably request within a reasonable period of time following such request; provided, however, until the Effective Time, the Company shall not be required to (x) furnish, or provide any access to, any information to any Person not a party to, or otherwise covered by, the NDA or any similar agreement with the Company with respect to such information or (y) provide access to or furnish any information if doing so would unreasonably disrupt the operations of the Company or any Company Subsidiary, would violate any applicable Law or would cause a violation of any agreement to which the Company or any Company Subsidiary is a party (provided that the Company shall have used commercially reasonable efforts to obtain a waiver from the counterparty to any such agreement so as to allow the Company to provide access to or furnish the relevant information), or where such access to information would involve the waiver or loss of an attorney-client or work product privilege so long as the Company has reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not compromise or waive such privilege with respect thereto; provided, further, that such access and information shall be disclosed or granted, as applicable, subject to the execution of a joint defense agreement in customary form, to external counsel for Parent to the extent required for the purpose of complying with applicable Laws, including Antitrust Laws.

(b) Confidentiality and Restrictions. With respect to any information disclosed pursuant to Section 7.4(a), the Parties shall, subject to Section 7.6(c), comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the NDA or any similar agreement entered into between the Company and any Person to whom the Company, any Company Subsidiary or any Company Representative provides information pursuant to this Section 7.4. The NDA shall continue in full force and effect in accordance with its terms until the earlier of the Acceptance Time or the expiration of the NDA according to its terms.

Section 7.5 No Solicitation.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 or Section 9.2 hereof and the Acceptance Time, the Company shall not, shall cause the Company Subsidiaries not to, and shall use its reasonable best efforts to cause the Company Representatives not to:

(i) initiate, solicit, propose, knowingly encourage (including by providing information) or take any action to knowingly facilitate the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

(ii) engage in any discussions or negotiations regarding, or provide any information concerning the Company or any Company Subsidiary to any Person relating to, any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

(iii) grant any waiver, amendment or release under any standstill or confidentiality agreement or Takeover Provision, for the purpose of allowing a Third Party to make an Acquisition Proposal (including providing consent or authorization to any Third Party to make an Acquisition Proposal to any officer or employee of the Company or to the Company Board or any member thereof); or

(iv) resolve or agree to do any of the foregoing.

The Company shall, shall cause the Company Subsidiaries to, and shall use its reasonable best efforts to cause the Company Representatives to, immediately cease all discussions and negotiations with any Person (other than the Parties hereto) that may be ongoing with respect to any Acquisition Proposal, and shall immediately request such Person to promptly return or destroy all confidential information concerning the Company and the Company Subsidiaries.

(b) Notwithstanding anything to the contrary contained in Section 7.5(a) but subject to the last sentence of this Section 7.5(b), at any time prior to the Acceptance Time, the Company, the Company Subsidiaries and the Company Representatives may, subject to compliance with this Section 7.5(b):

(i) provide information in response to a request therefor to a Person who has made an unsolicited bona fide written Acquisition Proposal after the date of this Agreement (which Acquisition Proposal does not arise out of any material breach of this Section 7.5) only if, prior to providing such information, the Company has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement, provided that the Company shall promptly make available to Parent any material non-public information concerning the Company and the Company Subsidiaries that is provided to any Person making such Acquisition Proposal that is given such access and that was not previously made available to Parent or the Parent Representatives;

(ii) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal;

(iii) grant any waiver, amendment or release under any standstill or confidentiality agreement or Takeover Provision with respect to an unsolicited bona fide written Acquisition Proposal; or

(iv) resolve to do any of the foregoing.

provided that prior to taking any action described in Section 7.5(b)(i), Section 7.5(b)(ii), Section 7.5(b)(iii) or Section 7.5(b)(iv) above, (x) the Company Board shall have determined in good faith, after consultation with outside legal counsel, that failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable Laws, and (y) the Company Board shall have determined in good faith, based on the information then available and after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal.

(c) Except as expressly provided by Section 7.5(d), at any time after the date hereof, neither the Company Board nor any committee thereof shall:

(i) (A) withhold, withdraw, qualify or modify (or publicly resolve to withhold, withdraw, qualify or modify), in any manner adverse to Parent or Merger Sub, the Company Board Recommendation with respect to the Offer or the Merger, (B) adopt, approve or recommend an Acquisition Proposal, (C) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 promulgated under the Exchange Act) of such Acquisition

Proposal, (D) fail to include the Company Board Recommendation in the Schedule 14D-9, (E) enter into any letter of intent, memorandum of understanding, definitive agreement or similar document or Contract relating to any Acquisition Proposal (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 7.5(b)), or (F) fail to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Parent so requests in writing (provided that Parent shall make such request on no more than two occasions in addition to any such request made by Parent in connection with the announcement or commencement of an Acquisition Proposal) (any action described in clauses (A) through (F), a “Company Adverse Recommendation Change,” it being understood that, for the avoidance of doubt, neither the approval or delivery of a Determination Notice shall be, by itself, deemed to be a Company Adverse Recommendation Change); or

(ii) cause or permit the Company or any Company Subsidiary to enter into any acquisition agreement, merger agreement or similar definitive Contract with respect to an Acquisition Proposal (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 7.5(b)) (an “Alternative Acquisition Agreement”).

(d) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time:

(i) if the Company has received a bona fide written Acquisition Proposal from any Person that is not withdrawn and that the Company Board concludes in good faith constitutes a Superior Proposal, (x) the Company Board may effect a Company Adverse Recommendation Change with respect to such Superior Proposal, or (y) the Company may terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, if and only if:

(A) the Company Board determines in good faith, after consultation with a financial advisor and outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Laws;

(B) the Company shall have complied in all material respects with its obligations under this Section 7.5;

(C) the Company shall have provided prior written notice (a “Determination Notice”) to Parent at least three (3) Business Days in advance (the “Notice Period”), to the effect that the Company Board has received a bona fide written Acquisition Proposal that is not withdrawn and that the Company Board has concluded in good faith constitutes a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board has determined to effect a Company Adverse Recommendation Change and/or to terminate this Agreement pursuant to this Section 7.5(d)(i), which notice shall specify the identity of the party making the Superior Proposal and the material terms thereof and shall include copies of all relevant documents relating to such Superior Proposal;

(D) prior to effecting such Company Adverse Recommendation Change or termination, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent and the Parent Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided, that in the event of any material revisions to the Acquisition Proposal that the Company Board has determined to be a Superior Proposal, the Company shall be required to deliver a new Determination Notice to Parent and to comply with the requirements of this Section 7.5 (including Section 7.5(d)) with respect to such new Determination Notice and the revised Superior Proposal contemplated thereby; and

(E) in the case of any action contemplated by clause (y) of this Section 7.5(d)(i), the Company shall have terminated this Agreement in accordance with Section 9.1(c)(ii), including the payment of the Company Termination Fee in accordance with Section 9.4(b)(i); or

(ii) other than in connection with an Acquisition Proposal, the Company Board may take the actions specified in clauses (A), (D) or (F) of Section 7.5(c)(i) (“Intervening Event Change of Recommendation”) in response to an Intervening Event if the Company Board shall have determined in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Laws, if and only if:

(A) the Company shall have provided a Determination Notice to Parent for at least the Notice Period to the effect that the Company Board has determined to effect an Intervening Event Change of Recommendation, which notice shall specify the Intervening Event in reasonable detail;

(B) prior to effecting such Intervening Event Change of Recommendation, the Company shall, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that such Intervening Event no longer necessitates such Intervening Event Change of Recommendation; and

(C) at or following the end of such Notice Period, the Company Board determines in good faith, after consultation with its outside legal counsel, that such Intervening Event continues to necessitate an Intervening Event Change of Recommendation (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent).

None of the Company, the Company Board or any committee of the Company Board shall enter into any agreement with any Person providing that the Company is not permitted to give prior notice to Parent of its intention to effect a Company Adverse Recommendation Change, an Intervening Event of Recommendation, or prior notice of its intention to terminate this Agreement in light of a Superior Proposal, or limiting its ability to give such notice.

(e) Nothing contained in this Section 7.5 shall be deemed to prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders), provided that any such disclosure (other than a “stop- look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 promulgated under the Exchange Act) of a tender offer that constitutes an Acquisition Proposal by a Third Party shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Board Recommendation within five (5) Business Days following any request by Parent, or (ii) making any “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

(f) The Company agrees that it will promptly (and, in any event, within forty-eight (48) hours of the Company becoming aware of such event) notify Parent if (i) a bona fide written Acquisition Proposal is received by, (ii) in connection with a bona fide written Acquisition Proposal, any non-public information is requested from, or (iii) any discussions or negotiations in connection with the submission of an Acquisition Proposal are sought to be initiated or continued with, in each case, the Company or any Company Representative indicating, in connection with such notice, the identity of the Person or group of Persons making such offer or proposal and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a reasonably prompt basis (and in any event within forty-eight (48) hours), of any material developments or modifications to the terms of any such proposals or offers (including any material amendments thereto) and the status of any such discussions or negotiations.

(g) No Company Adverse Recommendation Change or Intervening Event Change of Recommendation shall change the approval of the Company Board for purposes of causing any Takeover Provision to be inapplicable to the transactions contemplated by this Agreement.

Section 7.6 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, including Section 7.5:

(i) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to cause the conditions set forth in Article VIII to be satisfied and to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable the expiration or termination of any applicable waiting period related to an applicable Antitrust Law or CFIUS, and to obtain all necessary actions, non actions, waivers, consents, registrations, approvals, permits and authorizations that may be required, necessary or advisable to be obtained from any Third Party and/or any Governmental Entity (including any Governmental Antitrust Entity) in order to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement.

(ii) In furtherance of and not in limitation of the foregoing, Parent and the Company each shall file the initial pre-merger notifications with respect to this Agreement and the transactions contemplated herein required under the HSR Act (which filing, including the exhibits thereto, need not be shared or otherwise disclosed to the other party except to outside legal counsel of each party) no later than December 8, 2010. Parent and the Company shall also make, as soon as practicable, all notifications, reports, applications or other filings, and take all other actions, that may be reasonably necessary, proper or advisable under any other applicable Antitrust Law.

(iii) The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act and any other applicable Antitrust Law.

(iv) Unless they have both consented in writing, the Company and Parent shall not enter into any agreement with a Governmental Entity (including any Governmental Antitrust Entity) to extend any waiting period, or to delay or not to consummate the Merger under the HSR Act or any other applicable Antitrust Law.

(v) Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials or outlines or summaries of oral presentations for submission to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable, and that Parent shall have the right to direct all substantive and material procedural matters with any Governmental Entity.

(vi) Nothing in this Agreement shall require the Company or its Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon Closing.

(b) Each of Parent and the Company shall use reasonable best efforts to cooperate with each other in (i) determining whether any filings are required to be made with, or consents, Permits, authorizations, advance ruling certificates, no-action letters, waivers or approvals are required or advisable to be obtained from, any Third Parties or Governmental Entities under any other applicable Laws, including (A) Customs & International Trade Laws, (B) the CFIUS regulations (31 C.F.R. Part 800) and (C) Section 409.500 et. seq. of the Revised Statutes of the State of Missouri (also known as the Missouri Takeover Bid Disclosure Act), in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger and (ii) timely making all such required filings and timely seeking all such required consent, permits, authorizations, advance ruling certificates, no action letters or approvals.

(c) Each of Parent and the Company shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice, report or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Third Party and/or any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement, including under the HSR Act and any other applicable Antitrust Law or under any Order of, or Contract with, any Governmental Entity, and each Party shall promptly furnish any such information to any Governmental Entity to the extent required to do under the HSR Act and any other applicable Antitrust Law or under any Order of, or Contract with, any Governmental Entity. Subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct all substantive and material procedural matters with any Governmental Entity consistent with its obligations hereunder; provided that Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries and Representatives, that appears in any filing made with, or written materials submitted to, any Third Party and/or any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(d) Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or any Parent Representative, or the Company, any Company Subsidiary or any Company Representative, as the case may be, from any Third Party that is threatening to take action to prevent or materially impede or materially delay the Offer, the Merger and the other transactions contemplated by this Agreement or any Governmental Entity, in each case with respect to the Offer, the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its Subsidiaries, officers or any other Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Offer, the Merger and the other transactions contemplated hereby unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

(e) Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 7.6, each of the Company and Parent agree to take or cause to be taken the following actions:

(i) to provide any information, document or filing or any supplementary information, document or filings required or reasonably requested by any Governmental Entity with jurisdiction over enforcement of applicable Antitrust Law (a “Governmental Antitrust Entity”) as promptly as reasonably practicable;

(ii) to cooperate in all reasonable respects with each other in connection with any filing or submission and in connection with any Action, including any Action initiated by a Governmental Antitrust Entity or private party;

(iii) to use reasonable best efforts to contest, resist, defend and resolve any Action challenging this Agreement or the consummation of the transactions contemplated hereby, and in the event that any permanent, preliminary or temporary injunction, decision, Order, judgment, determination, decree or Law is entered, issued or enacted, or becomes reasonably likely to be entered, issued or enacted, in any Action of any kind that would make consummation of the Offer, the Merger or the other transactions contemplated by this Agreement in accordance with the terms of this Agreement unlawful or that would materially delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Offer, the Merger or the other transactions contemplated by this Agreement, to use its reasonable best efforts to take any and all steps (including the appeal thereof, including the posting of a bond) reasonably necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

(f) Notwithstanding anything in this Agreement to the contrary, the obligations of Parent under this Section 7.6 shall include Parent, as a condition to obtaining any and all expirations of waiting periods under the HSR Act or any other Antitrust Law or consents, clearances, or approvals from any Governmental Antitrust Entity necessary to consummate the Offer, the Merger and the other transactions contemplated hereby: (A) selling, divesting, or otherwise conveying particular assets, categories, portions or parts of assets or businesses of Parent and its Affiliates; (B) agreeing to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of the Company and its Subsidiaries contemporaneously with or subsequent to the Acceptance Time; (C) permitting the Company to sell, divest, or otherwise convey any of the particular assets, categories, portions or parts of assets or business of the Company or any of its Subsidiaries prior to the Acceptance Time; (D) licensing, holding separate or entering into arrangements, commitments, or restrictions with respect to its respective assets or the assets of the Company or the conduct of business arrangements of the Parent or the Company or terminating any and all existing relationships, contractual rights or obligations; and (E) effectuating any other change or restructuring of Parent or the Company, in each case so as to enable the Acceptance Time to occur prior to the End Date (for the avoidance of doubt, as the End Date may be extended pursuant to Section 9.1(b)(i)).

(g) Notwithstanding anything to the contrary contained in this Agreement (including Section 7.6(f)), the Parties hereby agree and acknowledge that nothing in this Section 7.6 nor the “reasonable best efforts” standard shall require, or be construed to require, Parent or any of its Subsidiaries or Affiliates to take or agree to take any actions contemplated by clauses (A) through (E) of Section 7.6(f) above if such actions, individually or in the aggregate, are reasonably likely to have a material and adverse impact on the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole.

Section 7.7 Actions with Respect to Existing Debt.

(a) Immediately following the Acceptance Time (and in any event on the day on which the Acceptance Time occurs), the Company shall call for redemption (the “Redemption”) all of the outstanding 8- 5/8% senior unsecured notes due February 15, 2017 of the Company (the “Notes”) in accordance with the applicable provisions of the Indenture. As soon as practicable after the Acceptance Time, Parent shall deposit with the trustee for the Notes the full outstanding amount due under the Indenture and the Notes in respect of the Redemption, including expenses of the trustee.

(b) Immediately following the Acceptance Time (and in any event on the day on which the Acceptance Time occurs), Parent shall make available, and pay to, the Company for payment to the lenders under the Company Credit Agreement the full outstanding amount due under the Company Credit Agreement, including accrued interest thereon and all fees and other obligations of the Company accrued under the Company Credit Agreement (the “Loan Payoff Amount”). Subject to Parent’s compliance with the previous sentence, the Company shall pay the Loan Payoff Amount to the lenders under the Company Credit Agreement and terminate such agreement, all on the day on which the Acceptance Time occurs and prior to issuing a notice of Redemption. Unless otherwise agreed in writing between the Parent and the Company, the Company shall deliver the required prepayment and commitment termination notices to the administrative agent in accordance with the applicable provisions of the Company Credit

Agreement assuming the Acceptance Time occurs immediately following expiration of the Offer, which notices shall be conditioned upon the effectiveness of a credit facility to be provided by Parent to the Company.

Section 7.8 Notices of Certain Events. From and after the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 or Section 9.2 hereof and the Effective Time, each of the Company and Parent shall promptly notify the other orally and in writing of (i) to such Party’s Knowledge, any event that, individually or in the aggregate, would reasonably be expected to cause (A) the occurrence or existence of any of facts, events or circumstance described in the conditions to the Offer set forth on Annex A or (B) any condition to the obligations of any Party to effect the Merger set forth in Article VIII not to be satisfied, (ii) any Action commenced or, to any Party’s Knowledge, threatened against, such Party or any of its Affiliates or otherwise relating to, involving or affecting such Party or any of its Affiliates, in each case in connection with, arising from or otherwise relating to the Offer, the Merger or any other transaction contemplated hereby (the “Transaction Litigation”), or (iii) to such Party’s Knowledge, the failure of any such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in (x) the occurrence or existence of any of facts, events or circumstance described in the conditions to the Offer set forth on Annex A or (y) any condition to the obligations of any Party to effect the Merger set forth in Article VIII not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.8 shall not cure any breach of any representation or warranty or otherwise limit or affect the remedies available hereunder to any Party.

Section 7.9 Transaction Litigation. The Company and Parent shall give each other the opportunity to participate in the defense, settlement and/or prosecution of any Transaction Litigation; provided, that neither the Company nor any Company Subsidiary or Company Representative shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation or consent to the same unless Parent shall have consented in writing (such consent not to be unreasonably withheld, conditioned or delayed); provided, further, that after the Acceptance Time, the Company shall cooperate with Parent with respect to, and, if requested by Parent, use its reasonable best efforts to settle, any unresolved Transaction Litigation in accordance with Parent’s direction.

Section 7.10 Publicity.

(a) The initial press release regarding the execution of this Agreement and the transactions contemplated hereby shall be a joint press release by the Company and Parent in a mutually agreed upon form and thereafter the Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements (including conference calls with investors and analysts) with respect to the Offer, the Merger or any other transactions contemplated by this Agreement. No Party shall issue any such press release or make any such public announcement prior to such consultation, except to the extent the disclosing Party determines based on advice of counsel it is required to do so by applicable Law or any listing agreement with a stock exchange, in which case such Party shall use reasonable best efforts to consult with the other Party before issuing any such release or making any such public announcement.

(b) Subject to Section 7.5, upon Parent’s request, (i) the Company and Parent shall promptly prepare a mutually acceptable joint written presentation to RiskMetrics Group regarding this Agreement and the Offer and the Merger and (ii) the Company shall request a meeting with RiskMetrics Group for the purpose of obtaining its recommendation of the Offer to the Company Shareholders.

Section 7.11 Employee Matters.

(a) For a period of no less than twelve (12) months following the Effective Time, Parent shall provide or cause to be provided to the Continuing Employees, compensation and employee benefits (other than equity compensation) that are, in the aggregate, no less favorable than the compensation and benefits (other than equity compensation) being provided by the Company and Company Subsidiaries to such employees immediately prior to the Effective Time under the Company Plans. The preceding sentence shall not preclude Parent or its Subsidiaries at any time following the Effective Time from terminating the employment of any Continuing Employee for any reason (or no reason).

(b) Each Continuing Employee shall be given credit for all service with the Company and the Company Subsidiaries and their respective predecessors under any employee benefit plan of Parent or its Affiliates in which such Continuing Employee is eligible to participate, including any such plans providing vacation, sick pay, severance and retirement benefits maintained by Parent or its Affiliates in which such Continuing Employees participate for purposes of eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), to the extent past service was recognized for such Continuing Employees under the comparable Company Plans immediately prior to the Effective Time. Notwithstanding the foregoing, nothing in this Section 7.11(b) shall be construed to require crediting of service that would result in (i) duplication of benefits, (ii) service credit for benefit accruals under a defined benefit pension plan, or (iii) service credit under a newly established plan for which prior service is not taken into account for employees of Parent and its Subsidiaries generally.

(c) In the event of any change in the welfare benefits provided to Continuing Employees following the Effective Time, Parent shall use commercially reasonable efforts to cause (i) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any such welfare benefit plans to the extent that such conditions, exclusions or waiting periods would not apply in the absence of such change, and (ii) for the plan year in which the Effective Time occurs, the crediting of each Continuing Employee with any co-payments and deductibles paid prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change.

(d) Notwithstanding anything in this Section 7.11 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any employee benefit plan of Parent or the Surviving Corporation or any of their respective Subsidiaries or Affiliates, or shall limit the right of Parent or the Surviving Corporation or any of their respective Subsidiaries or Affiliates to amend, terminate or otherwise modify any employee benefit plan of Parent or the Surviving Corporation or any of their respective Subsidiaries or Affiliates following the Effective Time. If (i) a party other than the Parties hereto makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any employee benefit plan of Parent or the Surviving Corporation or any of their respective Subsidiaries or Affiliates, and (ii) such provision is deemed to be an amendment to such employee benefit plan even though not explicitly designated as such in this Agreement, then, solely with respect to such employee benefit plan, such provision shall lapse retroactively and shall have no amendatory effect with respect thereto.

(e) The Parties hereto acknowledge and agree that all provisions contained in this Section 7.11 are included for the sole benefit of the Parties hereto, and that nothing in this Agreement, whether express or implied, shall create any third-party beneficiary or other rights (i) in any other Person, including any employees or former employees of the Company, any Company Subsidiary or any Affiliate of the Company, any Continuing Employee, or any dependent or beneficiary thereof, or (ii) to continued employment with Parent or any of its Affiliates.

Section 7.12 Resignation of Directors. Except as otherwise may be agreed by Parent, the Company shall use reasonable best efforts to deliver to Parent at the Closing the resignation of all members of the Company Board who are in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

Section 7.13 Indemnification of Directors and Officers.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Company and the Company Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company (the “Indemnified Parties”) as provided in their respective articles of incorporation or by-laws or other organizational documents or under any indemnification, employment or other similar agreements between any Indemnified Party and the Company or any Company Subsidiary, in each case as in effect on the date of this Agreement, shall survive the Merger and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Board Appointment Date, Parent shall cause the articles of incorporation, by-laws and other organizational documents of the Surviving Corporation and the Company Subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to Indemnified Parties than are set forth as of the date of this Agreement in the respective articles of incorporation, by-laws or other organizational documents of the Company and the Company Subsidiaries to the extent permitted by applicable Law. From and after the Board Appointment Date, in the event the Surviving Corporation or any Company Subsidiary does not have sufficient funds to honor each of the respective agreements contained in this Section 7.13(a) in accordance with their respective terms, Parent shall provide or cause to be provided to the Surviving Corporation or Company Subsidiary, as the case may be, sufficient funds so that such Person may honor the applicable agreements contained in this Section 7.13(a).

(b) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation (including by providing funding to the extent the Surviving Corporation does not have sufficient funds), to the fullest extent permitted under applicable Law, to indemnify and hold harmless (and advance funds in respect of each of the foregoing) each Indemnified Party against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any Action to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Action by reason of the fact that such Person was a director or officer of the Company or any Company Subsidiary or anything done or not done by such Person in such capacity, whether before or after the Board Appointment Date (including acts or omissions in connection with such Persons serving as an officer, director or other fiduciary in any entity if such service was at the request of the Company). In the event of any such Action, Parent and the Surviving Corporation shall control the defense of any such Action, and the Indemnified Party shall cooperate with (but not control) Parent and the Surviving Corporation in such defense. Neither Parent nor the Surviving Corporation shall settle any such Action without the prior written consent of the Indemnified Party unless the Surviving Corporation assumes full responsibility for such settlement, the settlement grants the Indemnified Party a complete release in respect of the potential liability relating to the claims underlying such Action and such settlement does not contain any admission detrimental to the Indemnified Party. The Indemnified Party shall not settle any such Action without the prior written consent of Parent or the Surviving Corporation unless such settlement does not provide for monetary damages, the terms of such settlement are not in any way detrimental to Parent or the Surviving Corporation and such settlement does not contain any admission detrimental to Parent or the Surviving Corporation. In the event of any payment under this Section 7.13(b), the Surviving Corporation shall be subrogated to the extent of such payment to all rights of recovery of the Indemnified Party with respect to any insurance covering any such liability (including the insurance set forth in Section 7.13(c)).

(c) From the Board Appointment Date through the sixth (6th) anniversary of the Board Appointment Date (such period, the “Tail Period”), Parent shall, or shall cause the Surviving Corporation to, maintain in effect the Company’s current directors’ and officers’ liability insurance covering each officer and director currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Board Appointment Date with respect to any matter claimed against such person by reason of him or her serving in such capacity on terms with respect to such coverage and amounts no less favorable in the aggregate than those of such policy in effect on the date of this Agreement; provided, that in no event shall the aggregate costs of such insurance policies exceed in any one year during the Tail Period 250% of the current aggregate annual premiums paid by the Company for such purpose (which aggregate annual premiums with respect to such period are hereby represented and warranted by the Company to be in the amount set forth in Section 7.13(c) of the Company Disclosure Schedule), it being understood that Parent or the Surviving Corporation shall nevertheless be obligated to provide such coverage, with respect to each year during the Tail Period, as may be obtained for such 250% annual amount; provided, further that Parent or the Surviving Corporation may (i) substitute therefor policies of any reputable insurance company or (ii) satisfy its obligation under this Section 7.13(c) by causing the Company to obtain prepaid (or “tail”) directors’ and officers’ liability insurance policy, in each case, the material terms of which including coverage and amount, are no less favorable in the aggregate to such directors and officers than the insurance coverage otherwise required under this Section 7.13(c).

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided in this Section 7.13.

(e) The provisions of this Section 7.13 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives.

(f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations of such Person set forth in this Section 7.13.

Section 7.14 Takeover Provisions. Parent, the Company and their respective Boards of Directors shall (i) take all reasonable action necessary to ensure that no Takeover Provision is or becomes applicable to this Agreement or the transactions provided for in this Agreement, including the Offer and the Merger and (ii) if any Takeover Provision becomes applicable to this Agreement or the transactions contemplated by this Agreement, take all reasonable action necessary to ensure that the transactions provided for in this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Provision on Parent and Merger Sub, this Agreement and the transactions provided for in this Agreement.

Section 7.15 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may reasonably be necessary and permitted to cause the transactions contemplated by this Agreement, including (a) any dispositions of shares of Company Common Stock (including Company Stock Units and other derivative securities with respect to such shares of Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and (b) the conversion of Company Options as contemplated by Section 4.5 hereof, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.16 Rule 14d-10 Matters. Notwithstanding anything in this Agreement to the contrary, the Company will not, after the date hereof, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary unless, prior to such entry into, establishment, amendment or modification, the

Compensation Committee (each member of which the Company Board determined is an “independent director” within the meaning of Section 303A.01 of the NYSE rules and shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may be necessary to (a) approve as an Employment Compensation Arrangement each such plan, program, agreement or arrangement and (b) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement.

Section 7.17 Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws (including the rules and regulations of the NYSE) to cause the delisting of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 7.18 FIRPTA Certificate. The Company shall use commercially reasonable efforts to provide to Parent an affidavit, dated as of the Closing Date, signed under penalties of perjury, that is consistent in form and substance with the affidavit referred to in Treasury Regulations Section 1.1445-2(c)(3).

Section 7.19 Exon-Florio. Without limiting the provisions of Section 7.6, the Parties shall jointly prepare and promptly (and in any event no later than December 8, 2010) file with CFIUS, a notice of the transactions contemplated by this Agreement (the “CFIUS Notice”), and shall furnish any supplemental information requested therewith requested by CFIUS in connection therewith pursuant to Section 721 of the Defense Production Act of 1950, as amended, and the applicable regulations thereto.

Section 7.20 Additional Agreements.

(a) Parent shall (i) cause the Surviving Corporation to maintain its principal administrative and executive offices within the city limits of Fort Smith, Arkansas and (ii) cause such offices to be the headquarters for the North American operations of Parent’s motors and generators business.

(b) Parent shall maintain the Baldor brand.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1 Conditions. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. If approval of this Agreement by the Company Shareholders is required under the MGBCL, the Company Shareholder Approval shall have been obtained.

(b) Purchase of Tendered Shares. Merger Sub shall have accepted for payment and paid for all of the shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

(c) No Injunctions or Restraints. No Order (whether temporary, preliminary or permanent in nature) issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Entity shall be in effect, and no Governmental Entity shall have taken, pursuant to applicable Law, action that prohibits or makes illegal the consummation of the Merger.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination Prior to the Acceptance Time. This Agreement may be terminated, and the Offer may be abandoned, at any time prior to the Acceptance Time, by action taken or authorized by the Board of Directors of the terminating Party or Parties, as follows:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if:

(i) Merger Sub shall not have accepted for payment any shares of Company Common Stock pursuant to the Offer on or before February 28, 2011; provided that in the event that none of the facts, events or circumstances described in the conditions set forth on Annex A (other than the facts, events and circumstances described in the condition set forth in paragraph (b) or (c) of Annex A hereto) shall have occurred or be continuing and as of such date it is reasonably likely that the facts, events and circumstances described in the condition set forth in paragraph (b) or (c) of Annex A hereto will cease to exist, such date shall automatically be extended for an additional four-month period to June 30, 2011 (the latest applicable date, the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party whose breach of any covenant or obligation under this Agreement resulted in the failure of the Acceptance Time to occur prior to such End Date; provided, further, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to the Company if, at the time of such intended termination by the Company, either party is entitled to terminate this Agreement pursuant to Section 9.1(b)(ii); or

(ii) the Offer shall have expired or been terminated in accordance with the terms of this Agreement without Merger Sub having accepted for payment any shares of Company Common Stock pursuant to the Offer and at the time of such expiration or termination any of the facts, events or circumstances described in the conditions to the Offer set forth on Annex A hereto shall have occurred and be continuing; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any Party whose breach of any covenant or obligation under this Agreement has been a proximate cause of

(x) the occurrence of any of the facts, events or circumstances described in the conditions of the Offer set forth on Annex A hereto or (y) the expiration or termination of the Offer without Merger Sub having accepted for payment any shares of Company Common Stock pursuant to the Offer;

(c) by the Company if:

(i) (x) Parent or Merger Sub shall have breached in any material respect any of the covenants or agreements made by them in this Agreement, or (y) any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), but in either case only to the extent that such breach or inaccuracy would prevent or delay Parent and Merger Sub from accepting for payment or paying for the shares of Company Common Stock pursuant to the Offer or consummating the Merger in accordance with the terms of this Agreement; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if, at the time of such termination, there exists a material breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement; or

(ii) (x) the Company Board has authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (y) the Company has complied in all material respects with Section 7.5 and (z) immediately after the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement with respect to the Superior Proposal referred to in the foregoing clause (x); provided, that the right of the Company to terminate this Agreement pursuant this Section 9.1(c)(ii) is conditioned on and subject to the payment by the Company to Parent of the Company Termination Fee in accordance with Section 9.4(b)(i), and any purported termination pursuant to this Section 9.1(c)(ii) shall be void and of no force or effect if the Company shall not have paid the Company Termination Fee in accordance with Section 9.4(b)(i),.

(d) by Parent if:

(i) (x) the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company (other than Section 7.5) such that the facts, events and circumstances described in the condition set forth in paragraph (f) on Annex A hereto would have occurred and be continuing or (y) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the facts, events and circumstances described in the condition set forth in paragraph (e) on Annex A would have occurred and be continuing, and, in the case of either (x) or (y), such breach is incapable of being cured by the End Date or is not cured by the Company within thirty (30) calendar days after the Company receives written notice of such breach from Parent or Merger Sub; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if, at the time of such termination, there exists a material breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement; or

(ii) prior to the Acceptance Time, (x) the Company Board or any committee thereof shall have effected a Company Adverse Recommendation Change or an Intervening Event Change of Recommendation or (y) the Company or any of its executive officers or directors shall have willfully breached in any material respect the Company’s obligations under Section 7.5.

Section 9.2 Termination Before or After the Acceptance Time. Notwithstanding the prior approval of this Agreement by the Company Shareholders in accordance with the MGBCL, this Agreement may be terminated and the Offer and/or the Merger may be abandoned, at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 9.2 shall give prompt written notice of such termination to the other party or parties hereto), by either Parent or the Company if (x) any Order of any Governmental Entity having competent jurisdiction is entered permanently enjoining the Company, Parent or Merger Sub from consummating the Offer and/or the Merger and such Order has become final and nonappealable, or (y) there shall be any Law that makes consummation of the Offer or the Merger illegal or otherwise prohibited (unless the consummation of the Offer or the Merger in violation of such Law would not have a Company Material Adverse Effect) and, prior to termination pursuant to this Section 9.2, the terminating Party shall have complied in all material respects with its obligations under Section 7.6; provided, however, that the right to terminate this Agreement pursuant to this Section 9.2 shall not be available to any Party whose breach of any provision of this Agreement was a proximate cause of the imposition of any such Order or the failure of such Order to be resisted, resolved or lifted, as applicable.

Section 9.3 Notice of Termination. The Party desiring to terminate this Agreement pursuant to Section 9.1 (other than under Section 9.1(a)) or Section 9.2 shall give prompt written notice of such termination to the other Parties specifying the provision or provisions of Section 9.1 or Section 9.2 pursuant to which such termination is effected.

Section 9.4 Effect of Termination; Company Termination Fee and Expense Reimbursement.

(a) Effect of Termination Generally. Except as otherwise set forth in this Section 9.4, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 9.1 or Section 9.2, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective directors, officers, shareholders, employees and other Representatives; provided, however, that (i) the provisions of this Section 9.4, Article X and the NDA and (ii) after the Acceptance Time, the provision of Section 2.1(e) shall, in each case, remain in full force and effect and survive any termination of this Agreement; provided, further, that no Party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of its covenants or agreements or willful and material breach of any representation or warranties set forth in this Agreement made by such Party (including the failure by the Company to pay any amounts due pursuant to Section 9.4(b) or Section 9.4(c)). Notwithstanding the foregoing, in no event shall any Party be liable for punitive damages.

(b) Company Termination Fee.

(i) In the event this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii), the Company shall pay the Company Termination Fee to Parent prior to or simultaneously with such termination by wire transfer of same day funds to one or more accounts designated by Parent.

(ii) In the event this Agreement is terminated by Parent pursuant to Section 9.1(d)(ii), the Company shall pay the Company Termination Fee to Parent promptly, but in any event within two (2) Business Days after the date of such termination, by wire transfer of same day funds to one or more accounts designated by Parent.

(iii) In the event that (x) this Agreement is terminated (A) by either Parent or the Company pursuant to Section 9.1(b)(ii) (due solely to a failure of the Minimum Condition to be satisfied at the time of the final expiration of the Offer) or (B) by Parent pursuant to Section 9.1(d)(i) (other than any such termination solely as a result of any breach or breaches of the Company’s representations and warranties due to facts or circumstances existing or occurring prior to the date hereof), and prior to the time of such termination an Acquisition Proposal shall have been publicly announced, commenced or disclosed and shall not have been irrevocably and in good faith withdrawn, and (y) at any time after the execution of this Agreement and prior to the expiration of the twelfth (12th) month after the termination of this Agreement, the Company consummates an Acquisition Proposal or enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Acquisition Proposal that is subsequently consummated, or the Company files a Solicitation/Recommendation Statement on Schedule 14D-9 that includes the Company Board’s recommendation of any Acquisition Proposal to the Company Shareholders that is subsequently consummated, then the Company shall, on the date such Acquisition Proposal is consummated, pay the Company Termination Fee (less the amount of Parent Expenses previously paid to Parent pursuant to Section 9.4(c)(i), if any) to Parent by wire transfer of same day funds to one or more accounts designated by Parent; provided, that for purposes of this Section 9.4(b)(iii), all percentages in the definition of Acquisition Proposal shall be replaced with fifty percent (50%).

(iv) For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Company Termination Fee on more than one occasion. Parent shall have right to assign the right to receive the Company Termination Fee to one or more Persons in its sole discretion.

(c) Expense Reimbursement.

(i) In the event this Agreement is terminated by Parent pursuant to Section 9.1(d)(i), then the Company shall, following receipt of an invoice therefor, promptly (in any event within two (2) Business Days) pay all of Parent’s reasonably documented out-of-pocket fees and expenses (including legal fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (the “Parent Expenses”), which amount shall in no event exceed $20,000,000 in the aggregate, by wire transfer of same day funds to one or more accounts designated by Parent; provided, that the existence of circumstances which could require the Company Termination Fee to become subsequently payable by the Company pursuant to Section 9.4(b) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 9.4(c); provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 9.4(c) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 9.4(b) except to the extent indicated in Section 9.4(b).

(ii) In the event that a Company Termination Fee is payable by the Company to Parent pursuant to Section 9.4(b), a portion of such Company Termination Fee equal to the amount of Parent Expenses (less the amount of any Parent Expenses previously paid by the Company pursuant to Section 9.4(c)(i), if any) shall be allocated as reimbursement of Parent Expenses. For the avoidance of doubt, in no event shall any such allocation reduce or increase the amount of Company Termination Fee payable by the Company pursuant to Section 9.4(b).

(d) Acknowledgement. Each Party acknowledges that (i) the agreements contained in this Section 9.4 are an integral part of the transactions contemplated in this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 9.4(b) or Section 9.4(c) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, (iii) subject to the final proviso in Section 9.4(a), in the event the Company Termination Fee is paid pursuant to Section 9.4(b), Parent’s right to receive payment of the Company Termination Fee shall be the sole and exclusive remedy of Parent and its Affiliates and Representatives against the Company and its Affiliates and Representatives under this Agreement or arising out of or related to this Agreement or the transactions contemplated hereby, and upon payment of such amount, none of the Company or any of its Affiliates or Representatives shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any applicable Laws or otherwise, and (iv) without the agreements contained in this Section 9.4, Parent would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 9.4(b) or Section 9.4(c) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amount set forth in Section 9.4(b) or Section 9.4(c) or any portion thereof, the Company shall pay to Parent costs and expenses (including attorneys’ fees) incurred by the Parent and its Affiliates in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

Section 9.5 Extension; Waiver. At any time prior to the Effective Time, subject to Section 2.4(d), the Parties may, to the extent permitted by applicable Law and, subject to Section 9.6, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Company Shareholder Approval has been obtained, there shall be made no waiver that by Law (including the relevant rules of the NYSE) requires further approval by the Company Shareholders without the further approval of such shareholders. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 9.6 Amendment. Subject to Section 2.4(d), this Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Acceptance Time or the Company Shareholder Approval, if required by applicable Law; provided, however, that (a) after the Acceptance Time, there shall be no amendment that decreases the Merger Consideration or to Section 7.13 and (b) after the Company Shareholder Approval has been obtained, there shall be made no amendment that by Law (including the relevant rules of the NYSE) requires further approval by the Company Shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed by Parent and the Company.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Non-Survival of Representations, Warranties and Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. None of the covenants or agreements of the Parties in this Agreement shall survive the Effective Time, other than (i) the covenants and agreements contained in this Article X, the agreements of Parent, Merger Sub and the Company in Article II (The Offer), Article IV (Conversion of Securities; Exchange of Certificates), Section 7.11 (Employee Matters), and Section 7.13 (Indemnification of Directors and Officers), and (ii) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, which shall survive the consummation of the Merger until fully performed.

Section 10.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Parent or Merger Sub, at:

ABB Ltd Affolternstrasse 44 8050 Zurich Switzerland
Attention:	Diane de Saint Victor Executive Vice President General Counsel & Company Secretary
Facsimile:	+ 41 43 317 79 92
E-mail:	diane.desaintvictor@ch.abb.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022
Attention:	Daniel E. Wolf Thomas W. Christopher Yi (Claire) Sheng
Facsimile:	(212) 446-4900
E-mail:	daniel.wolf@kirkland.com thomas.christopher@kirkland.com claire.sheng@kirkland.com

If to the Company, at:

Baldor Electric Company 5711 R.S. Boreham Jr. St. Fort Smith, Arkansas 72901
Attention:	John McFarland
Ron Tucker
Facsimile:	(479) 648-5701
E-mail:	jmcfarland@baldor.com rtucker@baldor.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166
Attention:	Dennis J. Friedman Eduardo Gallardo David Hernand
Facsimile:	(212) 351-4035
E-mail:	dfriedman@gibsondunn.com egallardo@gibsondunn.com dhernand@gibsondunn.com

and

Thompson Coburn LLP One US Bank Plaza St. Louis, Missouri 63101
Attention:	Thomas E. Proost
Facsimile:	(314) 552-7025
E-mail:	tproost@thompsoncoburn.com

or, in each case, to such other addresses as shall be given in writing by any such Person to each of the other Parties in accordance with this Section 10.2.

Section 10.3 Fees and Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent and all transfer, documentary, sales, use, stamp, registration and other similar such Taxes and fees (including penalties and interest), incurred in connection with the transactions contemplated by Article IV. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Offer or the Merger are consummated.

Section 10.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 10.5 Entire Agreement. This Agreement (together with the Exhibits, Parent Disclosure Schedule, Company Disclosure Schedule and the other documents delivered pursuant hereto) and the NDA constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof.

Section 10.6 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement (other than Article III and Article IV and with respect to matters relating to fiduciary duties of the Company Board) and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement (other than Article III and Article IV and with respect to matters relating to fiduciary duties of the Company Board) or the negotiation, execution or performance of this Agreement (other than Article III and Article IV and with respect to matters relating to fiduciary duties of the Company Board) (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be construed, performed and enforced in accordance with the Laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

(b) Article III and Article IV of this Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to Article III or Article IV of this Agreement, the negotiation, execution or performance of Article III and Article IV of this Agreement, or matters relating to fiduciary duties of the Company Board, shall be governed by and construed in accordance with the Laws of the State of Missouri without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.

(c) Any Action against, arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely and exclusively in the courts of the State of New York; provided, that if (and only after) such courts determine that they lack subject matter jurisdiction over any such legal Action, such legal Action shall be brought in the Federal courts of the United States located in the State of New York. Each of the Parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal Action arising out of or relating to this Agreement or the transactions contemplated hereby or thereby, and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any such court in accordance with the provisions of this Section 10.7. Each of the Parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court. Each of the Parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING ANY CONTROVERSY INVOLVING ANY MEMBER OF THE PARENT GROUP UNDER ANY SUCH AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7(d).

Section 10.8 No Third Party Beneficiaries.

Each of Parent and the Company hereby agrees that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties hereto any rights or remedies hereunder, other than (a) as provided in Section 7.13 (Indemnification of Directors and Officers) and (b) from and after the Effective Time, the right of the Company Shareholders to receive the Merger Consideration in accordance with Article IV subject to the terms and conditions of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement or the characterization of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties; provided, however, that prior to the Closing, Merger Sub may assign this Agreement to any wholly-owned Subsidiary of Parent. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.10 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Company Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Company Subsidiary to take such action.

Section 10.11 Mutual Drafting. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.

Section 10.12 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.13 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.14 Delivery by Facsimile or Email. This Agreement, and any amendments hereto, waivers hereof or consents or notifications hereunder, to the extent signed and delivered by means of a facsimile machine or by email with facsimile or scan attachment, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re-execute original forms thereof and deliver them to all other Parties. No Party shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of facsimile machine or by email with facsimile or scan attachment as a defense to the formation of a contract, and each such Party forever waives any such defense.

[Signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ABB LTD

By:	/s/ Ulrich Spiesshofer
Name: Ulrich Spiesshofer
Title: Executive Committee Member Responsible for ABB’s Discrete Automation and Motion Division

By:	/s/ Diane de Saint Victor
Name: Diane de Saint Victor
Title: General Counsel

BROCK ACQUISITION CORPORATION

By:	/s/ Diane de Saint Victor
Name: Diane de Saint Victor
Title: General Counsel

BALDOR ELECTRIC COMPANY

By:	/s/ John A. McFarland
Name: John A. McFarland
Title: Chairman & CEO

ANNEX A

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer, but subject to compliance with the terms and conditions of that certain Agreement and Plan of Merger, dated as of November 29, 2010 (the “Agreement”), by and among ABB Ltd, a corporation organized under the Laws of Switzerland (“Parent”), Brock Acquisition Corporation, a Missouri corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Baldor Electric Company, a Missouri corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement), and in addition to (and not in limitation of) the rights and obligations of Merger Sub to extend and/or amend the Offer pursuant to the terms and conditions of the Agreement, Merger Sub (i) shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Merger Sub to pay for or return shares of Company Common Stock tendered in the Offer promptly after termination or withdrawal of the Offer)), pay for any shares of Company Common Stock tendered in the Offer, and (ii) may delay the acceptance for payment of or, subject to the rules and regulations referred to in clause (i) above, the payment for, any shares of Company Common Stock tendered in the Offer, in the event that at the scheduled expiration of the Offer (as it may be extended pursuant to Section 2.1(d) of the Agreement, the “Expiration Date”):

(a) The Minimum Condition shall not have been satisfied;

(b) The Required Antitrust Approvals pursuant to the HSR Act and the Antitrust Laws of the countries set forth on Annex A to the Company Disclosure Schedule shall not have been obtained, waived or made, as applicable, and the respective waiting periods required in connection with such Required Antitrust Approvals shall not have expired or been terminated;

(c) CFIUS shall not have issued a clearance notice regarding the transactions contemplated by the Agreement.

(d) There shall be any Law or Order (whether temporary, preliminary or permanent in nature) enacted, enforced, amended, issued, in effect or deemed applicable to the Offer or the Merger, by any Governmental Entity of competent jurisdiction, the effect of which is to, or would reasonably be expected to, directly or indirectly, (i) make illegal or otherwise prevent, prohibit or impose adverse conditions on the consummation of the Offer or the Merger, or (ii) restrict, prohibit or limit in any material respect the ownership or operation by Parent or any of its Subsidiaries of all or any material portion of the business or assets of Parent, the Company or any of their respective Subsidiaries or compel Parent or any of its Subsidiaries to dispose of or hold separately all or any material portion of the business or assets of Parent, the Company or any of their respective Subsidiaries, or impose any material limitation, restriction or prohibition on the ability of Parent, the Company or any of their respective Subsidiaries to conduct its business or own such assets, in each case that would have a material and adverse impact on the operation of the business of Parent and its Subsidiaries taken as a whole or the Company and the Company Subsidiaries taken as a whole after the Closing and excluding, for purposes of clause (ii), the impact of any Law or Order enacted, enforced, amended, issued, in effect or deemed applicable to the Offer or the Merger by any Governmental Antitrust Entity;

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(e) (i) The representations and warranties of the Company set forth in the Agreement (other than the representations and warranties set forth in Sections 2.3(a), 5.2(a), 5.2(b), 5.2(c), 5.3, 5.9(b), 5.21 and 5.22) (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) shall not be true and correct as of the date of the Agreement or as of the Expiration Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not be true and correct as of such earlier date), except where failures of such representations and warranties to be so true and correct, individually or in the aggregate, would not have a Company Material Adverse Effect; (ii) the representations and warranties set forth in Sections 2.3(a), 5.2(b), 5.2(c), 5.3, 5.21 and 5.22 (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) shall not be true and correct in all material respects as of the date of the Agreement or as of the Expiration Date as though made on and as of such date; or (iii) the representations and warranties set forth in Section 5.2(a) (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) shall not be true and correct in all respects subject only to de minimis exceptions; or (iv) Section 5.9(b) shall not be true and correct, without disregarding the Company Material Adverse Effect qualification contained therein, as of the date of the Agreement or as of the Expiration Date as though made on and as of such date;

(f) The Company shall have failed to perform in all material respects all obligations required to be performed by it under the Agreement, and such failure to perform shall not have been cured prior to the Expiration Date;

(g) Parent shall not have received a certificate signed on behalf of the Company by the chief executive officer of the Company to the effect that none of the facts, events or circumstances described in the conditions in paragraphs (e) and (f) of this Annex A shall have occurred and be continuing; and

(h) The Agreement shall have been terminated in accordance with its terms, or any event shall have occurred which gives Parent the right to terminate the Agreement pursuant to Article IX thereof.

The conditions to the Offer set forth in this Annex A are for the sole benefit of Parent and Merger Sub and may be asserted by Parent and Merger Sub regardless of the circumstances (including any action or inaction by Parent or Merger Sub, other than any action or inaction in breach of the Agreement) giving rise to such condition, in whole or in part at any applicable time or from time to time in its sole discretion prior to the expiration of the Offer, and all conditions (except for the Minimum Condition, which may be waived by Parent and Merger Sub only with the prior written consent of the Company) may be waived by Parent and Merger Sub, in their sole discretion, in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Agreement and the applicable rules and regulations of the SEC.

A-2

EXHIBIT A.1

List of Company Officers

John McFarland

Ron Tucker

Larry Johnston

Tracy Long

Jason Green

George Moschner

Bryant Dooly

Mark Shackelford

Randy Waltman

Wayne Thurman

Gene Hagedorn

EXHIBIT A.2

List of Parent and Merger Sub Officers

Diane de Saint Victor

Ulf Hoof

Natascia Rubinic